Exhibit 4.65
SCHEDULE III — RESTATED AGREEMENT
FACILITY AGREEMENT
for
ADVENTURE TWO S.A.
ADVENTURE THREE S.A.
ADVENTURE SEVEN S.A.
ADVENTURE ELEVEN S.A.
AS BORROWERS AND CO-DEBTORS
and
FREESEAS INC.
AS PARENT AND GUARANTOR
with
NEW HBU II N.V.
AS LENDER
AND OTHERS

USD 27,000,000 ROLLOVER LOAN AGREEMENT DATED 9
APRIL 2008 AS SUPPLEMENTED AND/OR AMENDED BY A
USD 66,725,000 CREDIT AGREEMENT DATED 12 AUGUST
2008, AS AMENDED AND RESTATED BY WAY OF AN
AMENDMENT AND RESTATEMENT AGREEMENT DATED 1
SEPTEMBER 2009 AND AS FUTHER AMENDED AND
RESTATED BY WAY OF AN AMENDMENT AND
RESTATEMENT AGREEMENT DATED 1 DECEMBER 2009

THIS AGREEMENT (the “Agreement”) is dated 9 April 2008 as amended and/or supplemented on 12 August 2008 and as amended and restated on 1 September 2009 and as further amended and restated pursuant to the Amendment and Restatement Agreement and made between:
(1)	FREESEAS INC., a company incorporated under the laws of the Marshall Islands (the “Parent” and the “Guarantor”);
(2)	THE SUBSIDIARIES OF THE PARENT listed in Schedule 1 (The Parties), Part II hereto as term borrowers (the “Term Borrowers” and each a “Term Borrower”);
(3)	THE SUBSIDIARIES OF THE PARENT listed in Schedule 1 (The Parties), Part III hereto as overdraft facility borrowers (the “Overdraft Facility Borrowers” and each an “Overdraft Facility Borrower”);
(4)	THE SUBSIDIARIES OF THE PARENT listed in Schedule 1 (The Parties), Part IV hereto as joint and several borrowers (the “Joint and Several Borrowers” and each a “Joint and Several Borrower”); and
(5)	NEW HBU II N.V. (as legal successor to Hollandsche Bank-Unie N.V. pursuant to the deed of demerger (akte van splitsing) dated 6 August 2008), having its registered office in Amstelveen, The Netherlands, acting through its branch at Coolsingel 104, Rotterdam, The Netherlands as lender (the “Lender”).
IT IS AGREED as follows:
1. DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
“Acquisition Agreement” means the bill of sale dated 26 February 2008 between Adventure Seven S.A. as buyer and Wynne Shipholding S.A. as seller pursuant to which Adventure Seven S.A. acquired Free Knight.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Amendment and Restatement Agreement” means the amendment and restatement agreement dated 1 December 2009 and made between the Borrowers, the Co-Debtors and the Lender whereby the Original Facility Agreement is amended and restated.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means:
(a)	in relation to Facility A, 1 April 2008;
(b)	in relation to Facility B, the Effective Date; and
(c)	in relation to the Overdraft Facility, the period from and including 12 August 2008 to and including the date falling one month prior to the Termination Date for the Overdraft Facility.

“Available Commitment” means, in relation to a Facility, the Lender’s Commitment under that Facility minus:
(a)	the amount of its participation in any outstanding Utilisations under that Facility; and
(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under the Overdraft only, (i) the Lender’s participation in any Overdraft Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date and (ii) the Lender’s Overdraft Facility Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.
“Available Facility” means, in relation to a Facility, the aggregate for the time being of the Lender’s Available Commitment in respect of that Facility.
“Borrower” means a Term Borrower or an Overdraft Facility Borrower.
“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding the Mandatory Costs (if any)) which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, London and New York.
“Capital Market Proceeds” means the aggregate cash proceeds received by any member of the Group pursuant to:
(a)	any issue or allotment, or agreement for the issue or allotment, of any shares or any equity interest of any nature of or in such member of the Group (other than any issues or allotment of such shares or equity interest to another member of the Group);
(b)	any issue or allotment, or agreement for the issue or allotment, of debt securities, warrants, options or any other instrument convertible or exchangeable into share capital (or any other equity interest) of or in such member of the Group (other than any issue or allotment of such debt securities, warrants, options or other instruments to another member of the Group);
(c)	the issuance by such member of the Group of any Financial Indebtedness, pursuant to any private placement or the issue of commercial paper, medium term notes, bonds, debentures or other similar instruments, but excluding any proceeds from the Finance Documents and any other Permitted Financial Indebtedness, less in any such case any reasonable costs or expenses paid or incurred by such member of the Group in relation to any such issues, allotment, agreement for issue or allotment or incurrence of shares, equity or debt.
“Charter Contract” means any contract of enfreightment or any time charter contract, (as applicable) in respect of a Vessel (in each case, in a form and substance satisfactory to the Lender).
“Co-Debtors” means the Joint and Several Borrowers and the Guarantor (and “Co-Debtor” means any of them).
“Commitment” means the Facility A Commitment, the Facility B Commitment or the Overdraft Facility Commitment.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).
“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether voluntary or involuntary and whether as a single transaction or series of transactions), including, for the avoidance of doubt, the sale of any of the Vessels.
“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Dutch Civil Code” means the Dutch civil code (Burgerlijk Wetboek).
“Effective Date” has the meaning given thereto in the Amendment and Restatement Agreement.
“Encumbrance” means (a) a mortgage, charge, pledge, lien or other security interest securing any obligation of any person, (b) any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person or (c) any other type of agreement or arrangement (including any title transfer and retention arrangement) having a similar effect.
“Environmental Claim” means any claim or proceeding by any governmental or supra-national entity in respect of any Environmental Law.
“Environmental Law” means any applicable law or regulation in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.
“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.
“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).
“Excluded Disposal Proceeds” means:
(a)	the proceeds of any Disposal (for the avoidance of doubt not being a Disposal of any Vessel) made in the ordinary course of trading of the disposing entity and on arms length terms; and
(b)	any Net Disposal Proceeds of which the Lender has, in its reasonable discretion (whereby the Lender will take into account, inter alios, the financial condition and prospects of the Group and the prevailing market conditions at such time), notified the Borrowers in writing that such proceeds do not have to be applied in prepayment of the Facilities.
“Existing Facility” means the USD 34,600,000 overdraft facility used to finance the acquisition of Free Maverick, as included as “Overdraft facility IV” in the Original Facility Agreement.
“Facilities” means the Term Facilities and the Overdraft Facility (and “Facility” means any of them).

“Facility A” means the term loan facility in the amount of the aggregate Facility A Commitments and made available under this Agreement as described in Clause 2.1 (The Facilities).
“Facility A Commitment” means USD 19,250,000 to the extent not cancelled, reduced or transferred by it under this Agreement.
“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.
“Facility A Repayment Date” means each of the dates specified in Clause 7.1 (Repayment of Facility A Loans).
“Facility A Repayment Instalment” means, in relation to each Facility A Repayment Date, the amount specified in relation to such Facility A Repayment Date in Clause 7.1 (Repayment of Facility A Loans) (as such amounts may be reduced from time to time in accordance with the provisions hereof).
“Facility B” means the term loan facility in the amount of the aggregate Facility B Commitments and made available under this Agreement as described in Clause 2.1 (The Facilities).
“Facility B Commitment” means USD 27,100,000 to the extent not cancelled, reduced or transferred by it under this Agreement.
“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.
“Facility B Repayment Date” means each of the dates specified in Clause 7.2 (Repayment of Facility B Loans).
“Facility B Repayment Instalment” means, in relation to each Facility B Repayment Date, the amount specified in relation to such Facility B Repayment Date in Clause 7.2 (Repayment of Facility B Loans) (as such amounts may be reduced from time to time in accordance with the provisions hereof).
“Facility Office” means the office or offices identified with the Lender’s signature below or such other office as it may from time to time select by notice to the Borrowers as the office or offices through which it will perform its obligations under this Agreement.
“Finance Document” means this Agreement, any Overdraft Facility Document, the Hedging Documents, the Amendment and Restatement Agreement, the Security Documents, and any other document designated as such by the Lender and the Obligors.
“Financial Indebtedness” means any indebtedness (without double counting) for or in respect of:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease but only to the extent of such treatment;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.
“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.
“Free Destiny” means the vessel named free destiny, registered, or to be registered, under the flag of Liberia with IMO number 8128157.
“Free Envoy” means the vessel named free envoy, registered, or to be registered, under the flag of Liberia with IMO number 8317150.
“Free Knight” means the vessel named free knight, registered under the flag of the Common wealth of the Bahamas with official number 9300831, call letters VRCC3.
“Free Maverick” means the vessel previously named “Voge Katja” and currently named free maverick registered under the flag of Liberia with IMO number 9157416.
“GAAP” means generally accepted accounting principles in the United States of America, including IFRS.
“Group” means the Parent and its Subsidiaries from time to time.
“Group Structure Chart” means the group structure chart in agreed form delivered to the Lender showing:
(a)	all members of the Group; and
(b)	any person in which any Group member has an interest in the issued share capital or equivalent ownership interest of such person and the percentage of the issued share capital or equivalent ownership interest owned by such Group member.
“Hedging Document” means any master agreement, confirmation, schedule or other agreement in form and substance satisfactory to the Lender entered into by a Borrower and the Lender as hedge counterparty for the purpose of hedging interest rate liabilities and/or any exchange rate or other risks in relation to Facility B in accordance with Clause 22.27(b) (Treasury Transactions).
“Holding Account” means an account:
(a)	held in The Netherlands by an Obligor with the Lender;
(b)	identified in a letter between a Borrower and the Lender as a Holding Account;
(c)	subject to Security in favour of the Lender which Security is in form and substance satisfactory to the Lender, as the same may be redesignated, substituted or replaced from time to time.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
“Insurance Proceeds” means the proceeds of any insurance in respect of physical loss or damage to assets received by any Obligor.
“Intellectual Property” means any and all interests in any part of the world in or relating to registered and unregistered trademarks and service marks, domain names, patents, registered designs, trade names, business names, titles, registered or unregistered copyrights in published and unpublished works, unregistered designs, inventions registered or unregistered, data base rights, know-how, any other intellectual property rights and any applications for any of the foregoing.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
“Joint Venture” means any joint venture entity (whether a company, unincorporated firm, undertaking, association, partnership or any other entity of which a Borrower is a member).
“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or
(b)	(if no Screen Rate is available for dollars for the Interest Period of that Loan) the rate quoted by the Lender to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits dollars and for a period comparable to the Interest Period for that Loan.

“Loan” means a Term Loan.
“Mandatory Cost” means, in relation to the Lender and in respect of any Interest Period, the cost to the Lender of compliance with the requirements of the European Central Bank.
“Margin” has the meaning given thereto in Schedule 4 (Margin).
“Material Adverse Effect” means, in the reasonable opinion of the Lender, a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole, such that, in the reasonable opinion of the Lender, the ability of the Group to fulfill its obligations to the Lender at the time and in the manner required could be prejudiced; or
(b)	the ability of the Obligors to perform their obligations under the Finance Documents; or
(c)	the validity or enforceability of any of the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
“Net Disposal Proceeds” means the consideration receivable by any Borrower (including any amount receivable in repayment of intercompany debt) for any Disposal made by any Obligor except for Excluded Disposal Proceeds and after deducting:
(i)	any reasonable expenses which are incurred by any Obligor with respect to that Disposal to persons who are not members of the Group; and
(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).
“Obligor” means a Borrower or a Co-Debtor.

“Obligors’ Agent” means the Parent.
“Original Facility Agreement” means the USD 27,000,000 rollover loan agreement dated 9 April 2008 between Adventure Two S.A., Adventure Three S.A. and Adventure Seven S.A. as borrowers and Hollandsche Bank-Unie N.V. as lender as supplemented and/or amended by the USD 66,725,000 credit agreement dated 12 August 2008 and as further amended and restated on 1 September 2009 between Adventure Two S.A., Adventure Three S.A., Adventure Seven S.A. and Adventure Eleven S.A. as borrowers and Hollandsche Bank-Unie N.V. as lender.
“Overdraft Commencement Date” means the date on which the Overdraft Facility is first made available, which date shall be a Business Day within the Availability Period for the Overdraft Facility.
“Overdraft Facility” means the overdraft facility made available under this Agreement as described in Clause 2.1 (The Facilities).
“Overdraft Facility Commitment” means USD 875,000 to the extent not cancelled, reduced or transferred by under this Agreement.
“Overdraft Facility Document” means each document relating to or evidencing the terms of an Overdraft Facility.
“Overdraft Facility Utilisation” means any Utilisation of the Overdraft Facility.
“Party” means a party to this Agreement.
“Permitted Disposal” means any Disposal (not being a Disposal of Vessels):
(a)	of assets by a member of the Group in its ordinary course of trade and on arm’s length terms and for fair market value;
(b)	of cash where such Disposal is not otherwise prohibited by the Finance Documents;
(c)	made by one member of the Group to another member of the Group (where neither member of the Group is an Obligor);
(d)	of any assets which are obsolete or not required for the efficient operation of the business of the Group;
(e)	of assets in exchange for other assets comparable or superior as to type, value or quality;
(f)	of vessels (not being the Vessels) by members of the Group (not being Obligors) provided that the proceeds of such disposal are applied towards:
(i)	firstly, repayment of all Financial Indebtedness owed by members of the Group to the bank that has a mortgage on such vessel;

(ii)	secondly, pro rata repayment of the Financial Indebtedness provided by the Lender and all other banks financing the Group as follows:

(A)	in the event that the Value to Loan Ratio is less than 110%, all proceeds of such disposal have to be applied in pro rata repayment; and
(B)	in the event that the Value to Loan Ratio is equal to or greater than 110%, 0% of the proceeds of such disposal have to be applied in pro rata repayment;
provided that if no other banks have similar requirements, the proceeds of such disposal do not have to be applied pro rata across the Lender and the other banks but instead all remaining proceeds will be applied towards repayment of the Lender only; and
(iii)	thirdly, financing the working capital requirements of the Group;
(g)	not falling within paragraphs (a) to (f) above made with the prior written consent of the Lender.
“Permitted Encumbrance” means:
(a)	any Encumbrance arising by virtue of the maintenance of a credit balance on any bank account of any member of the Group pursuant to the general terms and conditions of the bank with which such account is held;
(b)	any lien arising by operation of law and in the normal course of the day-to-day business and not as a result of any default or omission by any member of the Group;
(c)	any Encumbrance arising under a Security Document;
(d)	any Encumbrance in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(e)	any other Encumbrance not permitted by paragraphs (a) to (d) above which secures Permitted Financial Indebtedness which does not exceed USD 1,000,000 in aggregate;
(f)	any other Encumbrance created by any member of the Group with the prior written consent of the Lender; and
(g)	all Encumbrances listed in Schedule 7 (Existing Encumbrances).
“Permitted Financial Indebtedness” means:
(a)	any Financial Indebtedness arising under or permitted pursuant to the Finance Documents;
(b)	any Financial Indebtedness arising under Permitted Treasury Transactions;
(c)	any other Financial Indebtedness which is fully subordinated to any Financial Indebtedness incurred pursuant to the Finance Documents, which subordination shall be on terms and conditions pre approved by the Lender;

(d)	Financial Indebtedness of a member of the Group arising pursuant to the making of any loan, granting of credit or the giving of any guarantee in circumstances which are permitted pursuant to Clause 22.9 (Loans and Guarantees);
(e)	any Financial Indebtedness of members of the Group not permitted pursuant to paragraphs (a) to (d) above provided that the principal amount of such Financial Indebtedness does not (when aggregated with the aggregate amount of all other Financial Indebtedness permitted under this paragraph (e)) exceed USD 1,000,000 (or its equivalent in any other currency or currencies);
(f)	any Financial Indebtedness incurred by any member of the Group as a result of Capital Market Proceeds provided that Clause 8.5 (Mandatory Prepayment of Capital Market Proceeds) is complied with;
(g)	any other Financial Indebtedness of a member of the Group, incurred after the date of this Agreement, approved by the Lender in writing (such approval not to be unreasonably withheld);
(h)	any Financial Indebtedness in order to acquire additional vessels, approved by the Lender in writing, such approval not to be unreasonably withheld with criterion being the Lender’s position not to be deteriorated, provided that the Lender shall have a right of first refusal in respect of such Financial Indebtedness (in form and substance satisfactory to the Lender); and
(i)	all Financial Indebtedness listed in Schedule 8 (Existing Financial Indebtedness).
“Permitted Treasury Transactions” means:
(a)	the hedging transactions documented by the Hedging Documents; and
(b)	any foreign exchange transactions for spot or forward delivery in each case entered into by a Borrower in the ordinary course of trading activities of a Borrower for a period of not more than 3 months (and not for investment or speculative purposes).
“Quarter Date” means 31 March, 30 June, 30 September or 31 December.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Reduction Date” means each of the dates specified in Clause 7.3 (Reduction of Overdraft Facility) as Reduction Dates.
“Reduction Instalment” means each instalment for reduction of the Overdraft Facility Commitments referred to in Clause 7.3 (Reduction of Overdraft Facility).

“Relevant Interbank Market” means the London interbank market.
“Relevant Jurisdiction” means:
(a)	in relation to Adventure Two S.A., Adventure Three S.A., Adventure Seven S.A. and the Parent, the Marshall Islands;
(b)	in relation to Adventure Eleven S.A., Liberia; and
(c)	in relation to any other member of the Group, its jurisdiction of incorporation or organisation (as the case may be).
“Relevant Period” has the meaning given to it in Clause 21.2 (Financial Definitions).
“Repayment Date” means a Facility A Repayment Date or a Facility B Repayment Date.
“Repayment Instalment” means a Facility A Repayment Instalment or a Facility B Repayment Instalment.
“Repeating Representations” means each of the representations set out in Clause 19 (Representations).
“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Obligors.
“Secured Liabilities” means any and all sums, liabilities and obligations whatsoever, actual or contingent, present or future, payable, owing, due or incurred by the Obligors to the Lender under or pursuant to any of the Finance Documents.
“Security” means all security interests from time to time constituted by or pursuant to, or evidenced by, the Security Documents.
“Security Documents” means (a) the pledges, assignments, charges, mortgages and other security documents specified in Schedule 3 (Security Memorandum) and (b) any further document or documents creating or evidencing Security for the Secured Liabilities entered into pursuant to the provisions of the Finance Documents or otherwise, in any such case together with all amendments of, and supplements to, any of the foregoing (and “Security Document” shall be construed accordingly).
“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 2 (Requests) given in accordance with Clause 10 (Interest Periods) in relation to a Term Facility.
“Specified Time” means a time determined in accordance with Schedule 6 (Timetables).
“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;
(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
“Tax” means any tax (other than income tax), levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Term Facilities” means Facility A and Facility B.
“Term Loan” means a Facility A Loan or a Facility B Loan.
“Termination Date” means:
(a)	in relation to Facility A, 1 January 2016;
(b)	in relation to Facility B, 1 November 2012;
(c)	in relation to the Overdraft Facility, 27 March 2011.
“Treasury Transaction” means any currency or interest purchase, cap or collar agreement, forward rate agreement, interest rate or currency future or option contract, foreign exchange or currency purchase or sale agreement, interest rate swap, currency swap or combined interest rate and currency swap agreement and any other similar agreement.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“Utilisation” means an utilisation of the Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 2 (Requests).
“Valuation Report” means:
(a)	in relation to the period beginning on the Effective Date and ending on 31 December 2009:
(i)	in relation to Free Destiny, the valuation report dated 30 June 2009 and prepared by Cass Technava Maritime S.A. and in a form and substance satisfactory to the Lender;

(ii)	in relation to Free Envoy, the valuation report dated 30 June 2009 and prepared by Cass Technava Maritime S.A. and in a form and substance satisfactory to the Lender;

(iii)	in relation to Free Knight, the valuation report dated 30 June 2009 and prepared by Cass Technava Maritime S.A. and in a form and substance satisfactory to the Lender; and

(iv)	in relation to Free Maverick, the valuation report dated 30 June 2009 and prepared by Cass Technava Maritime S.A. and in a form and substance satisfactory to the Lender; and
(b)	in relation to any other period, any updated Valuation Report delivered to the Lender pursuant to and in accordance with Clause 20.5 (Valuation Report).
“Value” has the meaning given to it in Clause 21.2 (Financial definitions).
“VAT” means value added tax and any other tax of a similar nature.
“Vessels” means Free Destiny, Free Envoy, Free Maverick and Free Knight and “Vessel” means any one of them.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Lender”, any “Borrower”, “Co-Debtor”, “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)	“assets” includes present and future properties, revenues and rights of every description;
(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, being of a type with which persons to whom it is directed are expected and accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and
(viii)	a time of day is a reference to Amsterdam time.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(d)	A Default is “continuing” if it has not been remedied or waived.
1.3	Third party rights
Except where any Finance Document expressly provides otherwise:
(a)	a person who is not a Party has no right under Article 6:253 Dutch Civil Code to exercise or enforce any term or condition of this Agreement; and
(b)	where a person who is not a Party has a right under Article 6:253 Dutch Civil Code to exercise or enforce a term or condition of this Agreement, this Agreement (including, for the avoidance of doubt, that person’s rights under this Agreement) may be amended, novated, supplemented, extended, restated or waived without that person’s consent.
1.4	Currency Symbols
“USD” and “dollars” means the lawful currency of the United States of America.
2.	THE FACILITIES
2.1	The Facilities
Subject to the terms of this Agreement, the Lender grants or has granted (as the case may be), upon the terms and subject to the conditions hereof:
(a)	a dollar term loan facility in an aggregate amount equal to the Facility A Commitment (“Facility A”);
(b)	a dollar term loan facility in an aggregate amount equal to the Facility B Commitment (“Facility B”); and
(c)	a dollar overdraft facility in an aggregate amount equal to the Overdraft Facility Commitments (“Overdraft Facility”).
2.2	Obligors’ Agent
(a)	Each Obligor by its execution of this Agreement irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
(ii)	the Lender to give to the Parent any notice, demand or other communication addressed to that Obligor pursuant to the Finance Documents, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.
3.	PURPOSE
3.1	Purpose
(a)	Each Borrower has applied all amounts borrowed by it under Facility A towards the financing of the purchase price for Free Knight under the Acquisition Agreement.
(b)	Each Borrower shall apply all amounts borrowed by it under Facility B towards refinancing the Existing Facility.
(c)	Each Borrower shall apply all amounts borrowed by it under the Overdraft Facility towards financing working capital purposes and general corporate purposes of the Group.
3.2	Monitoring
The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION
4.1	Conditions precedent

The Lender will only be obliged to make a Loan available to the Borrowers if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the relevant Borrower are true in all material respects.
4.2	Maximum number of Loans
The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:
(a)	six or more Facility A Loans would be outstanding; or
(b)	six or more Facility B Loans would be outstanding.
5.	UTILISATION
5.1	Delivery of a Utilisation Request
A Borrower may utilise a Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.
5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility to be utilised;
(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;
(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).
(b)	Only one Loan may be requested in each Utilisation Request except that multiple utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Effective Date.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be dollars.
(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of USD 500,000 or, if less, the Available Facility.
5.4	Cancellation of Commitment
(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.
(b)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.
(c)	The Overdraft Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Overdraft Facility.

6.	OVERDRAFT FACILITY
6.1	Availability
(a)	The Overdraft Facility is provided by the Lender to the Borrowers in accordance with any Overdraft Facility Documents, unless otherwise provided for herein.
(b)	No amendment or waiver of a term of any Overdraft Facility shall require the consent of any Party other than the relevant Borrower and the Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.
6.2	Terms of Overdraft Facility
(a)	Except as provided below, the terms of the Overdraft Facility will be those agreed by the Lender and each relevant Borrower in an Overdraft Facility Document.
(b)	However, those terms:
(i)	must be based on terms previously agreed upon between the Lender and the Parent in respect of overdraft facilities (except as varied by this Agreement);
(ii)	may allow only Borrowers to use the Overdraft Facility;
(iii)	may not allow the Overdraft Facility Utilisations to exceed the Overdraft Facility Commitment; and
(iv)	must require that the Overdraft Facility Commitment is reduced to nil, and that all Overdraft Facility Utilisations are repaid not later than the Termination Date for the Overdraft Facility (or such earlier date as the Overdraft Facility Commitment of the Lender is reduced to zero).
(c)	If there is any inconsistency between any term of an Overdraft Facility Document and any term of this Agreement, this Agreement shall prevail except for (i) Clause 30.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Overdraft Facility and (ii) an Overdraft Facility comprising more than one account where the terms of the Overdraft Facility Documents shall prevail.
(d)	Utilisations of an Overdraft Facility may only be used for the working capital purposes and general corporate purposes of the Group.
(e)	The rate of interest, fees and other remuneration in respect of the Overdraft Facility Document shall be based upon the normal market rates and terms from time to time of the Lender but taking into account the Margin and fees applicable under the Overdraft Facility.
6.3	Repayment of Overdraft Facility
(a)	An Overdraft Facility shall cease to be available on the Termination Date in relation to the Overdraft Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.
(b)	If an Overdraft Facility expires in accordance with its terms the Overdraft Facility Commitment shall be reduced to zero.
7.	REPAYMENT
7.1	Repayment of Facility A Loans
(a)	Subject to paragraph (b) below, the Borrowers under Facility A shall repay the aggregate Facility A Loans in instalments on each Facility A Repayment Date set out below such that the amount of the Facility A Loans is reduced on each Facility A Repayment Date by an amount equal to the Facility A Repayment Instalment set out below opposite such Facility A Repayment Date:

Facility A Repayment Date	Facility A Repayment Instalment
18 June 2008	USD 1,750,000
18 September 2008	USD 1,750,000
18 December 2008	USD 1,750,000
18 March 2009	USD 1,750,000
18 June 2009	USD 750,000
18 September 2009	USD 750,000
18 December 2009	USD 750,000
18 March 2010	USD 750,000
18 June 2010	USD 750,000
18 September 2010	USD 750,000
18 December 2010	USD 750,000
18 March 2011	USD 750,000
18 June 2011	USD 750,000
18 September 2011	USD 750,000
18 December 2011	USD 750,000
18 March 2012	USD 750,000
18 June 2012	USD 750,000
18 September 2012	USD 750,000
18 December 2012	USD 750,000

18 March 2013	USD 750,000
18 June 2013	USD 750,000
18 September 2013	USD 750,000
18 December 2013	USD 750,000
18 March 2014	USD 750,000
18 June 2014	USD 750,000
18 September 2014	USD 750,000
18 December 2014	USD 750,000
18 March 2015	USD 750,000
18 June 2015	USD 750,000
18 September 2015	USD 750,000
18 December 2015	USD 500,000
(b)	In the event that as a result of (i) a restructuring of existing or future Charter Contracts or (ii) a mismatch in terms of revenues between two subsequent Charter Contracts relating to the same Vessel, the Borrowers are not able to pay a Facility A Repayment Instalment in an amount of USD 750,000 on the relevant Facility A Repayment Date and the relevant Borrower has given the Lender not less than 10 days prior notice thereof in writing, the Borrowers may, once during the lifetime of the Facilities, refrain from making such repayment on such date provided that such Facility A Repayment Instalment shall be repaid on the Termination Date relating to Facility A (together with the then applicable Facility A Repayment Instalment).

(c)	If not otherwise fully repaid, the Borrowers shall repay the then outstanding Facility A Loans in full on the Termination Date for Facility A.

(d)	No Borrower may reborrow any part of Facility A which is repaid.
7.2	Repayment of Facility B Loans
(a)	Subject to paragraph (b) below, the Borrowers shall repay the Facility B Loans in instalments on each Facility B Repayment Date set out below such that the amount of the Facility B Loans is reduced on each Facility B Repayment Date by an amount equal to the Facility B Repayment Instalment set out below opposite such Facility B Repayment Date.

Facility B Repayment Date	Facility B Repayment Instalment
1 August 2009	USD 600,000
1 November 2009	USD 600,000
1 February 2010	USD 600,000
1 May 2010	USD 600,000
1 August 2010	USD 600,000
1 November 2010	USD 600,000
1 February 2011	USD 600,000
1 May 2011	USD 600,000
1 August 2011	USD 600,000
1 November 2011	USD 600,000
1 February 2012	USD 600,000
1 May 2012	USD 600,000
1 August 2012	USD 600,000
1 November 2012	USD 19,300,000
(b)	In the event that as a result of (i) a restructuring of existing or future Charter Contracts or (ii) a mismatch in terms of revenues between two subsequent Charter Contracts relating to the same Vessel, the Borrowers are not able to pay a Facility B Repayment Instalment in an amount of USD 600,000 on the relevant Facility B Repayment Date and the relevant Borrower has given the Lender not less than 10 days prior notice thereof in writing, the Borrowers may, once during the lifetime of the Facilities, refrain from making such repayment on such date provided that such Facility B Repayment Instalment shall be repaid on the Termination Date relating to Facility B (together with the then applicable Facility B Repayment Instalment).

(c)	If not otherwise fully repaid, the Borrowers shall repay the then outstanding Facility B Loans in full on the last Termination Date for Facility B.

(d)	No Borrower may reborrow any part of Facility B which is repaid.
7.3	Reduction of Overdraft Facility

The Overdraft Facility Commitments shall be reduced in instalments on each Reduction Date by an amount equal to the amount set opposite each Reduction Date in the table below:

Reduction Date	Reduction Instalment
27 September 2009	USD 125,000
27 December 2009	USD 125,000
27 March 2010	USD 125,000
27 June 2010	USD 125,000
27 September 2010	USD 125,000
27 December 2010	USD 125,000
27 March 2011	USD 125,000
7.4	Prepayment fee
(a)	In the event that Facility A is being prepaid (wholly or partially) within two years of the date of the Original Facility Agreement, the relevant Borrower(s) shall pay to the Lender a fee of 0.375% of the prepaid amount.

(b)	In the event that Facility A is being prepaid (wholly or partially) after the date falling two years after the date of the Original Facility Agreement, the relevant Borrower(s) shall pay to the Lender a fee of 0.25% of the prepaid amount.

(c)	Prepayment of Facility B is allowed without payment of any prepayment fee.
7.5	Effect of cancellation and prepayment on scheduled repayments and reductions
(a)	If (A) the Facility A Commitment, Facility B Commitment or Overdraft Facility Commitment is reduced under Clause 8.1 (Illegality) or (B) a Borrower cancels the whole or any part of the Facility A Commitment, Facility B Commitment or the Overdraft Facility Commitment in accordance with Clause 8.10 (Voluntary cancellation) then:
(i)	in the case of the Facility A Commitment, the amount of the Facility Repayment Instalment for each Facility A Repayment Date falling after that cancellation will reduce in inverse chronological order by the amount cancelled;

(ii)	in the case of Facility B Commitment, the amount of the Facility B Repayment Instalment for each Facility B Repayment Date falling after that cancellation will reduce in inverse chronological order by the amount cancelled; and

(iii)	in the case of the Overdraft Facility Commitment, the amount of the Reduction Instalment for each Reduction Date falling after that cancellation will reduce in inverse chronological order by the amount cancelled.
(b)	If any of the Facility A Loans or the Facility B Loans are prepaid in accordance with Clause 8.1 (Illegality) then the amount of the Repayment Instalment for the relevant Facility for each Repayment Date falling after that prepayment will reduce pro rata by the amount of the Facility A Loan or Facility B Loan (as the case may be) prepaid.

(c)	If any of the Facility A Loans, Facility B Loans or Overdraft Facility Utilisations are prepaid in accordance with Clause 8.11 (Voluntary prepayment of Term Loans), Clause 8.12 (Voluntary prepayment of Overdraft Facility Utilisations), Clause 8.4 (Mandatory Prepayment of Insurance Proceeds), Clause 8.5 (Mandatory Prepayment of Capital Market Proceeds), Clause 8.6 (Mandatory Prepayment of Excess Cash) or Clause 8.7 (Application of Mandatory Prepayments) then:
(i)	in the case of Facility A, the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in inverse chronological order by the amount of the Facility A Loan prepaid; and

(ii)	in the case of Facility B, the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in chronological order by the amount of the Facility B Loan prepaid; and

(iii)	in the case of a prepayment of the Overdraft Facility under Clause 8.4 (Mandatory Prepayment of Insurance Proceeds), Clause 8.5 (Mandatory Prepayment of Capital Market Proceeds) and Clause 8.6 (Mandatory Prepayment of Excess Cash) only, the amount of the Reduction Instalment for each Reduction Date falling after that prepayment will reduce in inverse chronological order by the amount of the Overdraft Facility Utilisation prepaid.
8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If, at any time, it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:
(a)	the Lender shall promptly notify the Borrower(s) upon becoming aware of that event whereupon the Facilities will be immediately cancelled;
(b)	each Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified each Borrower or, if earlier, the date specified by the Lender in the notice delivered to each Borrower (being no earlier than the last day of any applicable grace period permitted by law);
8.2	Exit
(a)	upon the occurrence of:
(i)	any Flotation; or
(ii)	a Change of Control; or
(iii)	the sale of all or substantially all of the assets of an Obligor without the Lender’s prior written consent whether in a single transaction or a series of related transactions, the Facilities will be cancelled and all outstanding Utilisations and Overdraft Facility Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.
(b)	For the purposes of this Clause 8.2 (Exit):
(i)	“Change of Control” means (a) Mr. I.G. Varouxakis ceases to be a shareholder of the Parent and/or (b) any person (other than Mr. I.G. Varouxakis) or group of persons acting in concert gains direct or indirect control of the Parent. For the purpose of this definition:
“control” of the Parent means:
(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(1)	cast, or control the casting, of more than one-half of the maximum number of votes that might be cast at a general meeting of the Parent; or
(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or
(3)	give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; and/or
(B)	the holding beneficially of more than one-half of the issued shares (or similar equity interests) of the Parent (excluding any part of that issued shares (or similar equity interests) that carries no right to participate beyond a specified amount in a distribution of either profits or capital);
(ii)	“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.
(iii)	“Flotation” means a listing or issue of any of the shares in the share capital or any equity or equity-linked securities of any Obligor (other than the Parent) in or on the Alternative Investment Market or the European Association of Securities Dealers Automated Quotation System, the Official List of the London Stock Exchange Limited or any recognised investment exchange or in or on any exchange or market replacing the same or any other exchange or market in any country.
8.3	Mandatory Prepayment on Disposal

The Borrowers shall procure that, promptly upon receipt of the same by any Obligor but in any event within 10 Business Days of receipt by the relevant Obligor, an amount equal to the Net Disposal Proceeds received by any Obligor shall be applied in or towards prepayment of the Facilities in accordance with the provisions of this Agreement.

8.4	Mandatory Prepayment of Insurance Proceeds
Subject to the assignment of insurances included in Schedule 3 (Security Memorandum), the Borrowers shall procure that, promptly upon receipt of the same by any Obligor but in any event within 10 Business Days of receipt by the relevant Obligor, an amount equal to the amount of any Insurance Proceeds (net of reasonable costs and expenses and, if any, taxes associated with the relevant insurance claim) received by any Obligor which when aggregated with all other Insurance Proceeds of the Obligors in any Financial Year of the Group, in excess of USD 500,000 shall be applied in or towards prepayment of the Facilities in accordance with the provisions of this Agreement, save for any Insurance Proceeds which the Parent notifies the Lender are, or are to be, applied to the replacement (other than in respect of the Vessels), reinstalment (other than in respect of the Vessels) and/or repair of the assets (including Vessels), provided that if such Insurance Proceeds are not committed to be applied to such purpose within 3 months of receipt of such Insurance Proceeds or are not actually applied to such purpose within 6 months of receipt of such Insurance Proceeds, an amount equal to such Insurance Proceeds shall promptly be applied in prepayment of the Facilities.
8.5	Mandatory Prepayment of Capital Market Proceeds
The Borrowers shall procure that, promptly upon receipt of the same by any member of the Group but in any event within 10 Business Days of receipt by the relevant member of the Group, an amount equal to 10% of any Capital Market Proceeds received by any member of the Group (with a maximum of USD 3,000,000 over the lifetime of the Facilities) shall be applied in prepayment of the Facilities. In addition, an amount equal to 30% of any Capital Market Proceeds remaining after the above prepayment, shall be paid into a deposit account opened with the Lender (the “Deposit Account”). Amounts paid into the Deposit Account pursuant to this Clause can only be used (unless otherwise agreed by the Lender) for (i) the business of the Group, (ii) working capital of the Group, (iii) payment by any Obligor of interest and (re)payment of principal in respect of the Facilities or (iv) the purchase of vessels by any member of the Group, which purchase requires prior written approval of the Lender in the event that additional Financial Indebtedness is incurred by any member of the Group in connection with or as a result of such purchase.
8.6	Mandatory Prepayment of Excess Cash
The Borrowers shall procure that within 30 days of delivery of the annual consolidated accounts of the Group under Clause 20.1(a) (Annual Statements) for any Financial Year of the Group the Facilities shall be prepaid in accordance with the provisions of this Agreement in an aggregate amount equal to:
(a)	in the event that the Value to Loan Ratio for such Financial Year is less than or equal to 70%, 75% of Excess Cash for such Financial Year;
(b)	in the event that the Value to Loan Ratio for such Financial Year is less than or equal to 100% and greater than 70%, 50% of Excess Cash for such Financial Year;
(c)	in the event that the Value to Loan Ratio for such Financial Year is less than 110% and greater than 100%, 25% of Excess Cash for such Financial Year; and

(d)	in the event that the Value to Loan Ratio for such Financial Year is equal to or greater than 110%, 0% of Excess Cash for such Financial Year.
8.7	Application of Mandatory Prepayments
Any prepayment made pursuant to Clause 8.3 (Mandatory Prepayment on Disposal), Clause 8.4 (Mandatory Prepayment of Insurance Proceeds), Clause 8.5 (Mandatory Prepayment of Capital Markets Proceeds) and Clause 8.6 (Mandatory Prepayment of Excess Cash) shall be applied in the following order:
(a)	firstly, in prepayment of the Facility B Loans;
(b)	secondly, when all the Facility B Loans have been prepaid in full, in prepayment of the Facility A Loans;
(c)	thirdly, when all the Facility A Loans and all the Facility B Loans have been prepaid in full, in cancellation of Available Commitments under the Overdraft Facility will be cancelled rateably); and
(d)	fourthly, in prepayment of the Overdraft Facility Utilisations, a cancellation of the Overdraft Facility Commitment.
8.8	Payment on last day of Interest Period
Notwithstanding any provision of this Agreement, all prepayments made pursuant to this Clause 8 may be made to the Holding Account in which case the prepayment obligations shall be modified as specified in such clause in that such prepayment will be deemed to be required to be made on the last day of the then current Interest Period in respect of such Loan or Loans to which the relevant proceeds are to be applied in prepayment. Amounts paid into the Holding Account pursuant to this Clause are blocked and can only be used for the relevant prepayment.
8.9	Notifications of Prepayments
A Borrower shall give written notice to the Lender of any expected receipt (and of the expected date of receipt) of any Net Disposal Proceeds, Insurance Proceeds or Capital Market Proceeds by any member of the Group as soon as reasonably practicable prior to such receipt and in any event shall give written notice to the Lender of the actual receipt of such proceeds by any member of the Group.
8.10	Voluntary cancellation
Each Borrower may, if it gives the Lender not less than 10 Business Days (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 1,000,000) of an Available Facility.
8.11	Voluntary prepayment of Term Loans
(a)	A Borrower to which a Facility A Loan or Facility B Loan has been made may, if it gives the Lender not less than 10 Business Days (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Facility A Loan or Facility B Loan (but, if in part, being an amount that reduces the amount of the Facility A Loan or Facility B Loan by a minimum amount of USD 500,000 and multiples thereof).

(b)	A Facility A Loan or Facility B Loan may only be prepaid after the last day of the Availability Period relating thereto (or, if earlier, the day on which the Available Facility is zero).
(c)	Any prepayment under this Clause 8.11 shall satisfy the obligations under Clause 7.1 (Repayment of Facility A Loans) and under Clause 7.2 (Repayment of Facility B Loans) in inverse chronological order provided that the Facility A Loans may only be prepaid when all Facility B Loans have been prepaid in full.
8.12	Voluntary Prepayment of Overdraft Facility Utilisations
Each Borrower to which an Overdraft Facility Utilisation has been made may, if it gives the Lender not less than 3 Business Days prior notice, prepay the whole or any part of an Overdraft Facility Utilisation (but if in part, being an amount that reduces the amount of the Overdraft Facility Utilisation by a minimum amount of USD 100,000 and integral multiples of USD 100,000).
8.13	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty other than pursuant to Clause 7.4 (Prepayment fee).
(c)	No Borrower may reborrow any part of Facility A or Facilty B which has been prepaid.
(d)	Unless a contrary indication appears in this Agreement, any part of the Overdraft Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.
(e)	No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of an Available Facility except at the times and in the manner expressly provided for in this Agreement.
(f)	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.
9.	INTEREST
9.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin;
(b)	LIBOR; and
(c)	Mandatory Cost, if any.

9.2	Payment of interest
(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).
(b)	If the annual audited financial statements of the Group and related Compliance Certificate received by the Lender show that a higher Margin should have applied during a certain period, then the Borrower(s) shall promptly pay to the Lender any amounts necessary to put the Lender in the position it would have been in had the appropriate rate of the Margin applied during such period.
9.3	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.50 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Lender.
(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2.50 per cent. higher than the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
9.4	Notification of rates of interest
The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.
10.	INTEREST PERIODS
10.1	Selection of Interest Periods
(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.
(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Lender by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Lender in accordance with paragraph (b) above, the relevant Interest Period will be one Month.
(d)	Subject to this Clause 10, the Borrowers may select an Interest Period of 3 or 6 Months (in respect of Facility A and Facility B) or any other period agreed between a Borrower and the Lender.
(e)	An Interest Period for a Facility A Loan or Facility B Loan shall not extend beyond the Termination Date applicable to its Facility.
(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
10.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
11.	CHANGES TO THE CALCULATION OF INTEREST
11.1	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;
(ii)	the rate notified to the Borrowers by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select (such costs to be clearly documented and shown to the Borrowers in the notice); and
(iii)	the Mandatory Cost, if any.
(b)	In this Agreement “Market Disruption Event” means before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
11.2	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Lender or a Borrower so requires, the Lender and such Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(b)	Any alternative basis agreed pursuant to paragraph (a) above shall be binding on all Parties.
11.3	Break Costs
Each Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
12.	FEES
12.1	Commitment fee
(a)	The Borrowers shall pay to the Lender a fee computed at the rate of 0.65 per cent. per annum on the Available Commitment under the Overdraft Facility for the Availability Period applicable to the Overdraft Facility.
(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Available Facility at the time the cancellation is effective.
12.2	Success Fee
On 1 November 2011, the Borrowers shall pay (or procure the payment) to the Lender a fee in an amount equal to the higher of (i) 2.25 per cent. of the amount of the Facility B Loans then outstanding and (ii) USD 100,000, to the bank account specified to the Borrowers by the Lender.
13.	TAX GROSS UP AND INDEMNITIES
13.1	Definitions
In this Agreement:
“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
“Tax Payment” means either the increase in a payment made by the Borrower to the Lender under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).
“Treaty” means a double taxation agreement between the jurisdiction where the Borrower is resident for tax purposes and another jurisdiction.
“Treaty Lender” means the Lender which:
(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and
(b)	does not carry on a business in the jurisdiction where the Borrower is resident for tax purposes through a permanent establishment, a fixed base or a permanent representative with which the Lender’s funding of the Loan is effectively connected.
“Treaty State” means a jurisdiction having a Treaty with the jurisdiction where the Borrower is resident for tax purposes which makes provision for an exemption or reduction from tax imposed on interest.

Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
13.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	Any Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Obligor on becoming so aware in respect of a payment payable to it.
(c)	If a Tax Deduction is required by law to be made by the Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	An Obligor is not required to make an increased payment to the Lender under paragraph 13.2(c) for a Tax Deduction from a payment of interest on a Loan, if on the date on which the payment falls due (i) the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the, or with a lower, Tax Deduction had the Lender complied with its obligations under paragraph 13.2(f) below or (ii) the Lender is a Treaty Lender and if and to the extent the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the, or with a lower, Tax Deduction had the Lender complied with its obligations under paragraph 13.2(g) below.
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(g)	If the Lender is a Treaty Lender, then the Lender and each Obligor shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a, or with a lower, Tax Deduction.
13.3	Tax indemnity
(a)	Each Obligor shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on the Lender:
(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or
(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.
(c)	If the Lender makes or intends to make a claim under paragraph (a) above, the Lender shall promptly notify the Obligors rower of the event which will give, or has given, rise to the claim.
13.4	Tax Credit
If an Obligor makes a Tax Payment and the Lender determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and
(b)	the Lender has obtained, utilised and retained that Tax Credit, the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
13.5	Stamp taxes
The Obligors shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability that the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
13.6	Value added tax
(a)	All amounts set out, or expressed to be payable under a Finance Document by the Obligors to the Lender which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by the Lender to the Obligors under a Finance Document, the Obligors shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and the Lender shall promptly provide an appropriate VAT invoice to that Obligor).
(b)	Where a Finance Document requires any Obligor to reimburse the Lender for any costs or expenses, such Obligor shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
14.	INCREASED COSTS
14.1	Increased costs
(a)	Subject to Clause 14.3 (Exceptions) the Obligors shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.
(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into a commitment or funding or performing its obligations under any Finance Document.
14.2	Increased cost claims
If the Lender intends to make a claim pursuant to Clause 14.1 (Increased costs) the Lender shall promptly notify the Obligors of the event giving rise to the claim accompanied with a calculation setting out the increased costs.
14.3	Exceptions
(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);
(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.
(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).
15.	OTHER INDEMNITIES
15.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
15.2	Other indemnities
(a)	Each Obligor shall, within three Business Days of demand, indemnify the Lender against any reasonable documented cost, loss or liability incurred by the Lender as a result of:
(i)	the occurrence of any Event of Default;
(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;
(iii)	funding, or making arrangements to fund, a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender); or
(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
(b)	Each Obligor shall promptly indemnify the Lender against any reasonable documented cost, loss or liability incurred by the Lender (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is a Default; or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
16.	MITIGATION BY THE LENDER
16.1	Mitigation
(a)	The Lender shall, in consultation with each Obligor, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
16.2	Limitation of liability
(a)	Each Obligor shall indemnify the Lender for all reasonable documented costs and expenses incurred by the Lender (acting reasonably) as a result of steps taken by it under Clause 16.1 (Mitigation).
(b)	The Lender is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.
17.	COSTS AND EXPENSES
17.1	Transaction expenses

Each Obligor shall promptly on demand pay the Lender the amount of all reasonable costs and expenses (including but not limited to legal fees, accounting fees and, if appropriate, valuation fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:
(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.7 (Change of currency), each Obligor shall, within three Business Days of demand, reimburse the Lender for the amount of all reasonable documented costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.
17.3	Enforcement costs

Each Obligor shall, within three Business Days of demand, pay to the Lender the amount of all reasonable documented costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Co-Debtor irrevocably and unconditionally jointly and severally by way of an independent guarantee (onafhankelijke garantie):
(a)	guarantees to the Lender punctual performance by other Obligor of all that Obligor’s obligations under the Finance Documents;
(b)	undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Co-Debtor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)	indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover.
18.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
18.3	Reinstatement
If any payment by an Obligor or any discharge given by the Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(b)	the Lender shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
18.4	Waiver of defences

The obligations of each Co-Debtor under this Clause 18.4 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18.4 (without limitation and whether or not known to it or the Lender) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
18.5	Co-Debtor Intent

Without prejudice to the generality of Clause 18.4 (Waiver of defences), each Co-Debtor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
18.6	Immediate recourse

Each Co-Debtor waives any right it may have of first requiring the Lender to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Co-Debtor under this Clause 18.6 (Immediate recourse). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Co-Debtor shall be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from any Co-Debtor or on account of any Co-Debtor’s liability under this Clause 18.7.

18.8	Deferral of Co-Debtor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Co-Debtor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender.
If a Co-Debtor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender.
18.9	Release of Co-Debtors’ right of contribution

If any Co-Debtor (a “Retiring Co-Debtor”) ceases to be a Co-Debtor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Co-Debtor then on the date such Retiring Co-Debtor ceases to be a Co-Debtor:
(a)	that Retiring Co-Debtor is released by each other Co-Debtor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Co-Debtor arising by reason of the performance by any other Co-Debtor of its obligations under the Finance Documents; and
(b)	each other Co-Debtor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Co-Debtor.
18.10	Waiver of rights

Each Co-Debtor waives all its rights and defences pursuant to paragraphs 1, 2 and 3 of Article 7:852, Article 7:853 and Article 7:855 Dutch Civil Code and all its rights and defences pursuant to Article 6:139 and Article 6:154 Dutch Civil Code as well as all other rights and defences accorded to it by law or otherwise including, without limitation, the right of set-off, insofar as such a waiver is not contrary to mandatory provisions of law.
18.11	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to the Lender.
19.1	Status
(a)	It and each of its Subsidiaries is a corporation or a company, duly incorporated and validly existing under the law of its jurisdiction of incorporation or organisation.
(b)	It and each of its Subsidiaries has the legal capacity to own its assets and carry on its business as it is being conducted.
19.2	Binding obligations and Security

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations and each of the Security Documents (as and when entered into) creates valid Security with the ranking it is expressed to have in favour of the Lender in accordance with the terms thereof.
19.3	Power and authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.
19.4	Execution of Finance Documents
(a)	The execution by it of the Finance Documents to which it is a party and its exercise of its rights and performance of its obligations thereunder do not and will not conflict:
(i)	with any law or regulation or official or judicial order applicable to it;
(ii)	with any agreement, mortgage, bond or other instrument which is binding upon it or any of its assets in a manner or to an extent that such conflict has or could reasonably be expected to have a Material Adverse Effect unless a waiver of such breach has been granted or the relevant Obligor is involved in good faith discussions to replace such contract and the Lender has been informed of this discussion; or
(iii)	with the constitutional documents of any member of the Group.
(b)	Each Obligor has the power to enter into the Finance Documents to which it is a party and all corporate or other action required to authorise its execution of such Finance Documents and the performance of its obligations thereunder has been duly taken.
19.5	No Obligation to Create Encumbrances

The execution by it of the Finance Documents to which it is a party and its exercise of its rights and performance of its obligations thereunder will not result in the existence of nor oblige any member of the Group to create any Encumbrance (other than Permitted Encumbrances) over all or any of such member of the Group’s present or future assets.
19.6	Validity and Admissibility in Evidence

All Authorisations required in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents to which it is a party and (b) to make the Finance Documents to which the Borrower is a party admissible in evidence in its Relevant Jurisdiction have been obtained and are in full force and effect or will be obtained and will be in full force and effect when required.
19.7	Governing law and enforcement
(a)	the choice of Dutch law as the governing law of the Finance Documents (other than the Security Documents) will be recognised and enforced in its Relevant Jurisdiction;
(b)	any judgment obtained in The Netherlands in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdiction;
(c)	the choice of law set forth as the governing law of each Security Documents will be recognised and enforced in its Relevant Jurisdiction; and
(d)	any judgment obtained in relation to a Security Document in the jurisdiction of the governing law of that Security Document will be recognised and enforced in its Relevant Jurisdiction.
19.8	Insolvency

No:
(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 23.7 (Insolvency proceedings); or
(b)	creditors’ process described in Clause 23.8 (Creditors’ process), has been taken or threatened in relation to a member of the Group and none of the circumstances described in Clause 23.6 (Insolvency) applies to a member of the Group.
19.9	Taxation
(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax or more.
(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group is reasonably likely to arise.
(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.
19.10	No Immunity
In any proceedings taken in its Relevant Jurisdiction in relation to the Finance Documents to which it is a party, the Obligors will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process, provided that assets that are destined for the public service and the books and records of a company may not be attached whether by pre-trial attachment or attachment for the purpose of a sale in execution.
19.11	No default
(a)	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.
(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.
19.12	Financial statements
The most recent financial statements delivered pursuant to Clause 20.1 (Financial statements):
(a)	have been prepared in accordance with GAAP; and
(b)	give a true and fair view of (if audited) or fairly present (if unaudited) the financial condition of each Obligor as at the end of, and results of operations for, the period to which they relate.
19.13	No misleading information
(a)	Any factual information provided by any member of the Group, including the opening balance sheet of each Obligor, was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)	No information has been given or withheld that results in any material factual information being untrue or misleading.
(c)	All other written information provided by each Obligor or any member of the Group was (subject to any reservations or qualifications made by each Obligor or the relevant member of the Group as at the date such information was provided) true and accurate in all material respects as at the date it was provided and not misleading in any material respect.
19.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
19.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened against it or any of its Subsidiaries.
19.16	Encumbrances

Save for Permitted Encumbrances, no Encumbrance exists over all or any of the present or future revenues or assets of any member of the Group.
19.17	Financial Indebtedness

Save for Permitted Financial Indebtedness, no member of the Group has any Financial Indebtedness.
19.18	Environmental Compliance

Each member of the Group is in compliance with Clause 22.4 (Environmental Compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent compliance with Environmental Laws in a manner or to an extent which has or could reasonably be expected to have a Material Adverse Effect.
19.19	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.
19.20	Ownership and Group Structure

The Group Structure Chart is true, complete and accurate in all material respects.
19.21	Single Ship Company

Each Borrower is and will remain a single ship company for the purposes of owning, leasing and operating the relevant Vessels and any undertaking, business or activities related thereto.
19.22	Compliance with Applicable Laws

Each member of the Group has complied in all respects with all laws to which it may be subject, if failure so to comply would materially impair an Obligor’s ability to perform its obligations under the Finance Documents.
19.23	Vessels and Other Assets
(a)	Subject to any Permitted Encumbrances:
(i)	Adventure Two S.A. has good title to Free Destiny and is duly documented in the name of Adventure Two S.A. under the laws and flag of the Marshall Islands, and Adventure Two S.A. shall document the Free Destiny in its name under the laws and flag of Liberia on or about the Effective Date, such change in flag having been consented by the Lender;
(ii)	Adventure Three S.A. has good title to Free Envoy and is duly documented in the name of Adventure Three S.A. under the laws and flag of the Marshall Islands, and Adventure Three S.A. shall document the Free Envoy in its name under the laws and flag of Liberia on or about the Effective Date, such change in flag having been consented to by the Lender;

(iii)	Adventure Seven S.A. has good title to Free Knight and is duly documented in the name of Adventure Seven S.A. under the laws and flag of the Bahamas; and
(iv)	Adventure Eleven S.A. has good title to Free Maverick and is duly documented in the name of Adventure Eleven S.A. under the laws and flag of Liberia, and each member of the Group has good title to all of its other assets necessary to carry on its business and shall enjoy such possession under all leases (if any) as is necessary for the conduct of such member of the Group’s business.
(b)	Each Vessel is classed in a class acceptable to the Lender on the date hereof and is classed, free of any overdue recommendations with a classification society acceptable to the Lender.
(c)	So far as it is aware (after having made due and careful enquiry), the manager of the Vessels complies with all applicable international regulations concerning the operation of the Vessels.
19.24	Intellectual Property Rights

It owns or has validly licensed to it and has properly registered (in the case of registrable Intellectual Property) and taken all other necessary or appropriate action to maintain and protect its Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and has not (to the best of its knowledge), in carrying on its business infringed any third party Intellectual Property in a manner that has or could reasonably be expected to have a Material Adverse Effect.
19.25	Repetition
(a)	All the representations and warranties in this Clause 19 are made by each Obligor on the date of this Agreement.
(b)	All the representations and warranties in this Clause 19 are deemed to be made by each Obligor on the Effective Date.
(c)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.
(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

20.1	Financial Statements

The Parent shall supply to the Lender:
(a)	as soon as the same becomes available, but in any event within 120 days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year; and

(b)	as soon as the same becomes available, but in any event within 60 days after the end of each Financial Quarter, its audited (if available) consolidated financial statements for that Financial Quarter.
20.2	Provision and contents of Compliance Certificate
(a)	The Parent shall supply a Compliance Certificate to the Lender with each set of its audited consolidated annual financial statements and each set of its consolidated quarterly financial statements delivered pursuant to Clause 20.1 (Financial Statements).

(b)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) and prepayments to be made from Excess Cash under Clause 8.6 (Mandatory Prepayment of Excess Cash) and the Margin computations set out in the definition “Margin” as at the date as at which those financial statements were drawn up.

(c)	Each Compliance Certificate shall be signed by two directors of the Parent and, if required to be delivered with the consolidated annual financial statements of the Parent, shall be reported on by the Group’s auditors in the form agreed by the Parent and the Lender.
20.3	Requirements as to financial statements
(a)	Each set of financial statements delivered by the Obligors pursuant to Clause 20.1 (Financial statements) shall be certified by a duly authorised representative of such Obligor as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	Each Obligor shall procure that each set of financial statements delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements) is delivered together with management commentary and profit and loss statements for each Obligor.
20.4	Information: miscellaneous

Each Obligor shall supply to the Lender:
(a)	at the same time as they are dispatched, copies of all documents dispatched by the Obligor to its shareholders generally (or any class of them) or dispatched by the Obligors to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group or its assets, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to management of the Group and an up to date copy of its Shareholders’ register (or equivalent in its jurisdiction of incorporation)) as any Party to this Agreement may reasonably request;

(d)	promptly, details of an issue or allocation of or, promptly upon becoming aware of the same, a transfer of the legal or beneficial ownership of or change of control of, any share of the Obligors (other than the Parent);

(e)	promptly, details of any material changes in the insurance cover in respect of the Group and copies of insurance policies or certificates of insurance in respect of the Group or such other evidence of the existence of those policies as may be reasonably acceptable to the Lender;

(f)	promptly, any actuarial reports relating to pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees; and

(g)	promptly, such further information regarding the business, financial condition or assets of the Group as the Lender may reasonably request.
20.5	Valuation Report

Each Obligor shall at the reasonable request of the Lender, but in any event once per Financial Year, deliver to the Lender copies of the updated Valuation Reports relating to each Vessel, by a valuer acceptable to the Lender, addressed to the Lender, in a form and substance satisfactory to the Lender, at the costs of the Obligors.
20.6	Notification of default
(a)	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly following a request by the Lender, each Obligor shall supply to the Lender a certificate signed by two duly authorised representatives or senior officers of such Obligor certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	The Parent shall, promptly upon becoming aware thereof, notify the Lender of the expectation that it will not meet the financial covenants set out in Clause 21 (Financial covenants).
20.7	“Know your customer” checks

If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

(ii)	any change in the status of the Obligors after the date of this Agreement.

obliges the Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
20.8	Accounting Terms

All accounting expressions which are not otherwise defined herein shall be construed in accordance with GAAP.
20.9	Disclosure of information

Any publicity in respect of the transactions contemplated by the Finance Documents is to be agreed in advance between the Lender and the Obligors.
21.	FINANCIAL COVENANTS
21.1	Financial Condition

The Borrowers shall ensure that:
(a)	Interest Cover Ratio

The Interest Cover Ratio in respect of any Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below set opposite that Relevant Period:

Column 1:	Column 2:
Relevant Period:	Interest Cover Ratio (%)
30 June 2009	3.75:1.00

30 September 2009	3.75:1.00

31 December 2009	3.75:1.00

31 March 2010	3.75:1.00

30 June 2010	3.75:1.00

30 September 2010	3.00:1.00

31 December 2010	3.00:1.00

Thereafter	To be recalculated, reset and determined by the Lender (in its reasonable discretion) in consultation with the Parent in accordance with the proviso below provided that the Lender shall (in its reasonable discretion), by no later than 31 October 2010, recalculate, reset and determine the level of the Interest Cover

Ratio in respect of any Relevant Period ending after 31 December 2010, in consultation with the Parent.
(b)	Value to Loan

The Value to Loan Ratio for the period mentioned in column 1 below shall exceed the percentage included in column 2 below set opposite such period:

Column 1:	Column 2:
Period	Value to Loan Ratio (%)
From the Effective Date until and including 30 June 2010	70%
From 1 July 2010 until and including 30 June 2011	100%
From 1 July 2011 until and including 30 June 2012	110%
From 1 July 2012 until and including 30 December 2012	120%
From 31 December 2012 onwards	125%
(c)	Debt Service Cover Ratio

The Debt Service Cover Ratio in respect of any Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below set opposite that Relevant Period:

Column 1:	Column 2:
Relevant Period:	Debt Service Cover Ratio (%)
31 December 2009	1.00:1.00

31 December 2010	1.00:1.00

Thereafter	To be recalculated, reset and determined by the Lender (in its reasonable discretion) in consultation with the Parent in accordance with the proviso below provided that (i) the USD 5,000,000 prepayment to Credit Suisse made on 31 July 2009 by FreeSeas Inc. shall be excluded from the definition of Net Total Debt Service for the purpose of calculating the Debt Service Cover Ratio for each Relevant Period ending in 2009 and (ii) the Lender shall (in its reasonable discretion), by no later than 31 October 2010, recalculate, reset and determine the level of the Debt Service Cover Ratio in respect of any Relevant Period ending after 31 December 2010, in consultation with the Parent.
(d)	Gearing

Gearing in respect of any Relevant Period shall not be higher than 2.5:1.00.
21.2	Financial definitions

For the purposes of this Agreement the following terms have the following meanings.

“Annual Accounts” means, the Parent’s annual accounts, consisting of the consolidated balance sheet, profit and loss account and accompanying notes, including an unqualified audit certificate, drawn up by Price Waterhouse Coopers or another comparable firm acceptable to the Lender in accordance with the calculation bases and accounting principles applied in the Parent’s consolidated annual accounts for the financial year 2008.

“Capital Expenditure” means, expenditure that should be treated as capital expenditure in accordance with GAAP.

“Consolidated EBIT” means, in respect of any Relevant Period, the consolidated net operating profit of the Parent plus corporation tax or other taxes on income or gains, plus Net Interest Expense in respect of that Relevant Period, plus extraordinary and/or non-operational costs and charges less extraordinary and/or non-operational income or gains in respect of that Relevant Period.

“Consolidated EBITD” means, in respect of any Relevant Period, Consolidated EBIT for that Relevant Period plus depreciation in respect of that Relevant Period.

“Consolidated EBITDA” means, in respect of any Relevant Period, the Consolidated EBITD for that Relevant Period plus the amount attributable to amortization of goodwill and any other intangible assets (including capitalized transaction costs) during that Relevant Period.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, arrangement fee and other amounts in the nature of interest in respect of all borrowings whether paid, payable or capitalized by the Parent in respect of that Relevant Period:
(i)	excluding any such obligations owed to the Parent;

(ii)	including the interest element of leasing and hire purchase payments under any such contract which would, in accordance with the accounting principles, be treated as a finance or capital lease;

(iii)	including any accrued commission, fees, discounts and other finance payments payable by the Parent under any interest rate hedging arrangement, if any;

(iv)	deducting any accrued commission, fees , discount or other finance payments owing to the Parent under any interest rate hedging instrument, if any;

(v)	deducting any accrued interest owing to the Parent on any deposit or bank account; and

(vi)	excluding any acquisition costs.
“Debt Service Cover Ratio” means, in relation to any Relevant Period, Free Operating Cash Flow for such Relevant Period divided by Net Total Debt Service for such Relevant Period.

“Excess Cash” means, in respect of any Relevant Period, Free Operating Cash Flow for that Relevant Period minus Net Total Debt Service for that Relevant Period minus any voluntary prepayments made in respect of this Agreement in that Relevant Period.

“Free Operating Cash Flow” means, in respect of any Relevant Period, Consolidated EBITDA for that Relevant Period after:

Adding:
(i)	any decrease in the amount of Working Capital;

(ii)	any cash receipt in respect of any exceptional or extraordinary item (including, without limitation, the proceeds of the sale of any assets other than material part of the business disposal proceeds or the proceeds from the disposal of a material asset);

(iii)	any increase in provisions, other non-cash debits and other non-cash charges taken into account in establishing Consolidated EBITDA;
And deducting:
(i)	any amount of Capital Expenditure actually made by the Group;

(ii)	any increase in the amount of Working Capital;

(iii)	any cash payment in respect of any exceptional or extraordinary item;

(iv)	any amount actually paid or due and payable in respect of taxes on the profits of the Group;

(v)	any decrease in provisions and other non-cash credits taken into account in establishing Consolidated EBITDA.
“Gearing” means Total Gross Debt for any Relevant Period divided by Tangible Net Worth on the last day of that Relevant Period.

“Interest Coverage Ratio” means, in relation to any Relevant Period, Consolidated EBITD for such Relevant Period divided by the sum of Consolidated Net Finance Charges for such Relevant Period.

“Interest Expense” means, in respect of any relevant Period and any Financial Indebtedness of the Group referred to in the definition of Total Net Debt, the aggregate of all continuing, regular or periodic costs, charges and expenses incurred in effecting, servicing or maintaining such Financial Indebtedness in respect of such Relevant Period (but not agency or underwriting fees) including;
(a)	gross interest and arrangement fee on any form of such Financial Indebtedness which has accrued as an obligation of the Group during that Relevant Period, including the interest element of finance leases; and

(b)	the consideration given by the Group during that Relevant Period by way of discount in connection with such Financial Indebtedness by way of acceptance credit, bill discounting or other like arrangement.
“Net Interest Expense” means, in respect of any Relevant Period, Interest Expense for such Relevant Period less interest, commission, fees, discounts and other finance charges receivable during that Relevant Period (including interest, commission, fees, discounts and other finance charges receivable under Permitted Treasury Transactions).

“Net Total Debt Service” means, in respect of any Relevant Period, the aggregate of:
(a)	Net Interest Expense for such Relevant Period; and

(b)	all scheduled repayments of capital or principal under the terms of any Financial Indebtedness of any member of the Group (excluding (A) any Financial Indebtedness owed by any member of the Group to any other member of the Group, (B) any Financial Indebtedness referred to in paragraph (i) of the definition of “Financial Indebtedness” in Clause 1.1 (Definitions) and (C) any amounts due under any overdraft or overdraft facility and which were available for simultaneous redrawing according to the terms of that facility) in each case which fall due during that Relevant Period.
“Quarterly Accounts” means the Parent’s consolidated balance sheet, profit and loss account, and compliance certificate, in accordance with the calculation bases and accounting principles applied in the Parent’s consolidated Annual Accounts for the Financial Year.

“Relevant Period” means each period of twelve months ending on the last day of each of the Group’s Financial Years and each period of twelve months ending on each Quarter Date starting with the period of twelve months ending on 30 June 2009.

“Tangible Net Worth” means, issued and paid-up share capital plus reserves, deferred tax liabilities and loans subordinated to the Group’s Financial Indebtedness to the Lender, minus intangible assets, deferred tax assets, participating interests, receivables from shareholders and/or directors and shares FreeSeas Inc. holds in his own company, as shown in the Annual Accounts.

“Total Gross Debt” means, in respect of any Relevant Period, the aggregate of all Financial Indebtedness of the Group as at the last day of such Relevant Period.

“Total Net Debt” means, in respect of any Relevant Period, the aggregate of all outstanding Financial Indebtedness of the Group as at the last day of such Relevant Period and less all Cash as at the last day of such Relevant Period.

“Value” means the aggregate fair market value of all Vessels which are subject to Security in favour of the Lender as set out in the (most recent) (desk) Valuation Report relating to the Vessels from a broker acceptable to the Lender.

“Value to Loan Ratio” means the ratio of:
(a)	the Value; to

(b)	the aggregate of the amounts outstanding under the Facilities at any time.
“Working Capital” means trade and other debtors in respect of operating items of any member of the Group, plus prepayments and stock, less trade and other creditors in respect of operating items of the Group and less accrued expenses and accrued costs of the Group.
21.3	Financial Testing

The financial covenants set out in Clause 21.1 (Financial Condition) shall be tested quarterly by reference to the Group’s consolidated annual and quarterly financial statements and the annual and quarterly Compliance Certificates delivered pursuant to Clause 20.2 (Provisions and contents of Compliance Certificate) in respect of such Relevant Period provided that:
(i)	the financial covenant set out in Clause 21.1(b) (Value to Loan Ratio) shall be tested as of the Relevant Period ending 30 June 2010; and

(ii)	the financial covenant set out in Clause 21.1(c) (Debt Service Cover Ratio) shall be tested annually by reference to the Group’s consolidated annual financial statements and shall, for information purposes only, be determined quarterly on the basis of the quarterly financial statements.
22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

22.1	Maintenance of Legal Validity

Each Obligor shall, and shall ensure that each member of the Group shall comply with the terms of and do all that is necessary to maintain in full force and effect in all material respects all Authorisations required in or by the laws of its Relevant Jurisdiction to enable it lawfully to conduct its business and (to the extent applicable) enter into and perform its obligations under the Finance Documents to which it is a party in all material respects and to ensure the legality, validity, enforceability or admissibility in evidence in its Relevant Jurisdiction of such Finance Documents.

22.2	Insurance
(a)	Each Obligor shall effect and maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies acceptable to the Lender against such risks and to such extent as is usual for prudent companies carrying on a business such as that carried on by such member of the Group and, in the case of any Vessel subject to Security, for the greater of (i) the Value and (ii) an amount which in aggregate with the amounts for which the other Vessels are insured is 120% of the aggregate principal amount outstanding under the Facilities.
(b)	Any Obligor owning any Vessel which is subject to Security shall, by no later than the Effective Date, enter into and maintain a “mortgagees interest insurance” agreement with the Lender covering 110% of the amounts outstanding under the Facilities in form and substance satisfactory to the Lender and taken out by the Lender at the costs of the Obligors. The premiums associated therewith shall be paid by the relevant Obligors in addition to any other amounts payable under or pursuant to this Agreement.

(c)	Any Obligor curing any Vessel which is subject to Security shall at all times ensure that each insurance policy relating thereto is in the names of the Obligors concerned and shall forthwith notify the insurer(s) of property and equipment insurances of the Security created over its rights under each insurance policy in favour of the Lender and shall ensure that the Lender is mentioned as the loss payee on each of the insurance policies over which Security is created.
22.3	Vessels and other assets

Each Obligor shall:
(a)	ensure that, at all times, each Vessel is classed in at least the class acceptable to the Lender at the date hereof and remains classed, in good working order and free of any overdue material recommendations with a classification society acceptable to the Lender;

(b)	ensure that each member of the Group has good title to all of its assets necessary to carry on its business and shall enjoy such possession under all leases of property or assets (if any) leased by it as is necessary for the conduct of such member of the Group’s business;

(c)	at all times, comply with, or procure that the manager of the relevant Vessel will comply with, all applicable international regulations concerning the operation of the Vessels;

(d)	ensure that each of the Vessels which is subject to Security has a flag acceptable to the Lender;

(e)	ensure that the flag, ownership or management of each of the Vessels shall not be changed, other than with the prior written consent of the Lender (not to be unreasonably withheld or delayed);

(f)	cause, or procure, each of the Vessels to be operated, serviced, maintained and repaired so that the condition and operating efficiency thereof will be maintained and preserved (ordinary wear and tear excepted) in all material respects at all times;

(g)	procure that, other than as otherwise permitted under this Agreement, no Security is granted over any Vessel, the Charter Contracts or any other assets owned by any Obligor without the prior written consent of the Lenders; and

(h)	not appoint or allow the appointment of a replacement manager of any Vessel without the prior written consent of the Lender (such replacement manager to be acceptable to the Lender).
22.4	Environmental Compliance

Each Obligor shall and shall ensure that each member of the Group shall comply in all respects with all Environmental Laws relevant for the Group and obtain and maintain any Environmental Permits relevant for the Group and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.5	Environmental Claims

Each Obligor shall inform the Lender in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced which is reasonably likely to be adversely determined against a member of the Group and if adversely determined against such member of the Group, could reasonably be expected to have a Material Adverse Effect.

22.6	Claims Pari Passu

Each Obligor shall ensure that at all times the claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other Obligor’s other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

22.7	Bank Accounts

None of the Borrowers shall have any bank account other than bank accounts held with the Lender and shall ensure that all cash flows relating to the Charter Contracts and all money transfers (betalingsverkeer) of the Borrowers shall be administered on such bank accounts. The Parent shall have bank accounts only with the Lender and/or Credit Suisse and/or First Business Bank of Greece.

22.8	Negative Pledge

None of the Obligors shall and each of them shall ensure that no other member of the Group shall create or permit to subsist any Encumbrance over all or any of its present or future assets other than a Permitted Encumbrance.

22.9	Loans and Guarantees

None of the Obligors shall, and each of them shall ensure that no other member of the Group shall make any loans, grant any credit or give any guarantee or indemnity (except as required or permitted pursuant to the Finance Documents) to or for the benefit of any person or otherwise voluntarily incur any indebtedness or assume any liability, whether actual or contingent, in respect of any obligation of any other person (except as required or permitted pursuant to the Finance Documents) other than Permitted Financial Indebtedness provided that:

(a)	the Parent may make a loan, grant credit or give a guarantee for the benefit of any person not being a member of the Group as long as such loan, credit or guarantee does not exceed USD 1,000,000 (or its equivalent) at any time;

(b)	a member of the Group may make a loan, grant credit or give a guarantee to another member of the Group (where neither member of the Group is an Obligor);

(c)	a member of the Group may grant trade credit to its customers (including other members of the Group), guarantees and indemnities in the ordinary course of trading and upon terms usual for such trade; and

(d)	a member of the Group may make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person not permitted by the preceding paragraphs and the outstanding principal amount of the Financial Indebtedness of any such loans and/or guarantees does not exceed USD 500,000 (or its equivalent) in aggregate for the Group at any time.
22.10	Disposals

None of the Obligors shall and each of them shall ensure that no member of the Group shall dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its assets, other than a Permitted Disposal or as otherwise explicitly permitted under the terms of this Agreement.

22.11	Mergers

None of the Obligors shall, and each of them shall ensure that no member of the Group shall, without the prior written consent of the Lender (which shall not be unreasonably withheld), merge, consolidate or establish or enter into any demerger transaction or participate in any other type of corporate reconstruction other than any such transactions between members of the Group.

22.12	Acquisitions and investments
(a)	None of the Obligors shall, and each of them shall ensure that no member of the Group shall, purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein) in, or purchase or otherwise acquire all or substantially all the assets of, or acquire any business or interest in, or incorporate, any other company or person, other than with prior written approval of the Lender.

(b)	None of the Obligors shall, and each of them shall ensure that no member of the Group shall, purchase or otherwise acquire any vessel unless with the prior written approval of the Lender, such consent not to be unreasonably withheld and subject to the Lender’s position not being deteriorated. The Lender shall have the right of first refusal in respect of any Financial Indebtedness required for any such Obligor to purchase or acquire such vessel, to the extent permitted by the terms of this Agreement.

(c)	No Obligor shall make investments of more than USD 500,000 in aggregate without the prior written approval of the Lender, unless it is an acquisition of a vessel which is fully financed by Capital Market Proceeds and the Parent has provided the Lender with evidence thereof (in form and substance satisfactory to the Lender).
22.13	Joint Ventures

Other than with the consent of the Lender (which shall not be unreasonably withheld or delayed), none of the Obligors shall, and each of them shall ensure that no member of the Group shall enter into or acquire or subscribe (or agree to enter into or acquire or subscribe) for any shares, stocks, securities or other interest in any Joint Venture.

22.14	Share Capital

Except for the Parent, none of the Obligors shall, and each of them shall procure that no member of the Group shall issue or redeem or repurchase, purchase, defease or retire any shares or any other equity investments, howsoever called, or grant any person the right (whether conditional or unconditional) to call for the issue or allotment of any share or any other equity investment, howsoever called, of any Obligor or any other member of the Group (including an option or right of pre-emption or conversion) or alter any rights attaching to its issued shares or any other equity investments, howsoever called (including ordinary and preference shares).

22.15	Access

Each Obligor shall, and shall ensure that each other member of the Group shall permit the Lender, or any other person on its behalf, upon request of the Lender to inspect the properties (including the Vessels without hindering their operation) and/or the books, records and inventory of such member of the Group.

22.16	Intellectual Property Rights

Each Obligor shall, and shall ensure that each other member of the Group shall, maintain its Intellectual Property necessary for the business of the relevant Group member and use its reasonable efforts to prevent any third party from infringing such Intellectual Property and shall not (other than in the ordinary course of business) discontinue the use of its Intellectual Property if such discontinuation is reasonably likely to have or result in a Material Adverse Effect.

22.17	Change of Business

Each Obligor shall, and shall ensure that each other member of the Group shall, ensure that no material changes are made to the general nature of the business of the Group as carried on at the date hereof or carry on any other business which results in any material change to the nature of such business.

22.18	Conduct of Business

Each Obligor shall, and each of them shall ensure that each other member of the Group shall, at all times have the right and be duly qualified to conduct its business as it is conducted from time to time in all Relevant Jurisdictions and do all things necessary and reasonable to obtain, preserve and keep in full force and effect all rights including, without limitation, all franchises, contracts, licences, consents, authorisations, approvals and other rights which are necessary and material for the conduct of its business, in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

22.19	No Amendments

None of the Obligors shall, and each of them shall ensure that no other member of the Group shall, without the prior written consent of the Lender (which shall not be unreasonably withheld), terminate (other than upon the date it is originally scheduled to expire) or agree to any amendment, modification or variation to its constitutional documents, any Finance Document or any Charter Contract to which it is a party other than any termination, amendment, modification or variation which does not materially adversely affect the Lender, or is not detrimental in any way to the interests of the Lender as provider of the Facilities.

22.20	Dividends and share redemption

The Parent shall not:
(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its shares (or any class of its shares);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Obligors, other than (A) any reasonable management fees under any management contracts for management services actually provided to the Group on market standard terms and (B) any reasonable fees at arm’s length basis under any advisory and services agreement for advice and/or services actually provided to the Group; or

(iv)	redeem, repurchase, defease, retire or repay any of its shares or resolve to do so, without the prior written approval of the Lender, such approval not to be unreasonably withheld.

22.21	Fees and Commissions

Other than as required or permitted under the Finance Documents, none of the Obligors shall, and each of them shall ensure that no member of the Group shall, pay any management fees or other compensation to any person providing advisory and/or management services to the Group or any member of the Group which, in the reasonable opinion of the Lender, fall outside the normal course of business or are in excess of prevailing market rates for similar services. Before making any such payments in the ordinary course of business or to Affiliates, the Obligors shall provide copies of the relevant management contracts to the Lender.

22.22	Compliance with Laws and Regulations

Each Obligor shall, and each of them shall ensure that each other member of the Group shall, comply in all respects with all laws to which it will be subject.

22.23	Financial Indebtedness

None of the Obligors shall, and they shall ensure that no other member of the Group shall, incur or permit to subsist any Financial Indebtedness other than Permitted Financial Indebtedness.

22.24	Tax

Each Obligor shall and they shall ensure that each member of the Group shall, duly and punctually pay and discharge (a) all material taxes, assessments and governmental charges imposed upon it or its assets within the time periods allowed therefore without incurring penalties (save to the extent that the same are being disputed by the relevant member of the Group in good faith and by appropriate action prior to any final judgment in relation thereto) and (b) all lawful claims which, if unpaid, could by law become Security upon its assets.

22.25	Preservation of Assets

Each Obligor shall and each of them shall ensure that each other member of the Group shall, maintain and preserve all of its assets that are necessary and material in the conduct of its business as conducted at the date hereof in good working order and condition, ordinary wear and tear excepted.

22.26	No change of director

As soon as any Obligor becomes aware of a resignation or dismissal or an intended resignation or intended dismissal by or with respect to Mr. I. G. Varouxakis, in his capacity of chief executive officer of the Parent, such Obligor shall start selecting a qualified replacement (and in doing so shall keep the Lender informed on the progress made) and shall use its best efforts to have obtained a legally binding offer of employment with a qualified replacement within 90 Business Days. This covenant shall also apply to any replacement manager as if references in this Clause to Mr. I.G. Varouxakis were references to that replacement person.

22.27	Treasury Transactions
(a)	Each Obligor shall ensure that no Obligor shall enter into any Treasury Transaction which is not a Permitted Treasury Transaction.

(b)	Before 30 June 2010 or such later date as mutually agreed between the Parent and the Lender, the Borrowers shall enter into hedging arrangements in a form and substance satisfactory to the Lender with the Lender as hedge counterparty for the remaining life time of the Facilities in respect of at least 50% of the interest costs and exchange rate risks of the Facilities. The Parent and the Lender shall stay in close contact as to the timing of the entry into the hedging arrangements.
22.28	Security
(a)	The Borrower shall enter into the Security Documents specified in Schedule 3 (Security Memorandum) on the Effective Date.

(b)	In addition to paragraph (a), each Obligor shall, if requested to do so by the Lender, create (or procure the creation of) first ranking security in favour of the Lender for the Secured Liabilities on terms acceptable to the Lender similar to those of the existing Security over or in respect of any assets not already subject to Security as of the Effective Date, by the Obligors as may be specified by the

Lender, including without limitation, over or in respect of any Intellectual Property related to the relevant Obligors’ ownership or operation of the Vessels and (ii) execute assignments of any Charter Contract to the Lender for the Secured Liabilities on terms acceptable to the Lender.
22.29	Auditors

No Obligor shall appoint a new auditor, unless it is one of the “Big Four” leading accounting firms (or such other auditor firm reasonably approved by the Lender) and the Lender is notified ten Business Days in advance of the intention to do so accompanied by reasons (giving such detail as the Lender may reasonably require) as to why the appointment of a new auditor is required or deemed useful.

22.30	Arm’s Length Basis

None of the Obligors shall, and each of them shall procure that no other member of the Group shall, enter into any arrangement, transaction or contract with any person save where such arrangement or contract is entered into on an arm’s length basis and for full market value.

22.31	Charter Contracts

Each Obligor shall use reasonable endeavours to ensure that the terms of any new Charter Contract entered into after the date of this Agreement does not prohibit assignment of such Charter Contract to the Lender. Promptly following the entering into of a Charter Contract each Obligor shall provide the Lender with a copy of the relevant executed Charter Contract. In case the Charter Contract prohibits the assignment of the Charter Contract to the Lender, such Obligor shall promptly inform the Lender in writing of (i) the efforts it has made to allow for the assignment of the Charter Contract, and (ii) the reasons, to the best of such Obligor’s knowledge, for not having succeeded in achieving this. Each Obligor shall at all times and with respect to all Charter Contracts (irrespective of term) be obliged to assign the earnings under the Charter Contracts to the Lender and hence ensure that such assignment of the earnings is not prohibited.

22.32	Group Structure Chart

Each Obligor shall and each of them shall ensure that no changes are being made to the Group Structure Chart, other than:
(a)	in the event that the Value to Loan Ratio is equal to or less than 130%, with the prior written approval of the Lender;

(b)	in the event that the Value to Loan Ratio exceeds 130%, each Obligor shall inform the Lender about any changes to the Group Structure Chart and shall provide the Lender with all information about the reason for the change as well as the purpose of new subsidiaries (if any) and the relevant Obligor shall provide the Lender with the available financial information of new subsidiaries (if any) and all other information the Lender reasonably requests; and

(c)	incorporating new subsidiaries of the Parent for the sole purpose of acquiring new vessels.
22.33	Further assurance
(e)	Each Obligor shall and shall procure that each member of the Group will, if applicable, promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify:
(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security) or for the exercise of any rights, powers and remedies of the Lender or the Obligors provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Lender or confer on the Obligors Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security.
(f)	Each Obligor shall and shall procure that each member of the Group shall, if applicable, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender or the Obligors by or pursuant to the Finance Documents.
23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 23.20 (Acceleration)).

23.1	Failure to Pay

Any Obligor fails to pay any sum due from it under any of the Finance Documents to which it is a party at the time, in the currency and in the manner specified therein unless such failure to pay is caused solely by administrative or technical error and payment is made within three Business Days of the due date.

23.2	Misrepresentation

Any representation or statement made or deemed to be made by any Obligor in any of the Finance Documents or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and, if such misrepresentation or misstatement is capable of remedy, such misrepresentation or misstatement has not been remedied within ten Business Days of the date on which such representation or statement was first made or deemed to be made.

23.3	Financial condition

At any time any of the requirements of Clause 20.2 (Compliance certificate) or Clause 21 (Financial Covenants) are not satisfied.

23.4	Covenants

Any Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in any of the Finance Documents to which it is a party and such failure, if capable of remedy, is not remedied within three Business Days of the earlier of (i) the Lender giving notice to any Obligor or (ii) the relevant Obligor becoming aware of the failure to perform or comply.
23.5	Cross Default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 500,000 (or its equivalent in any other currency or currencies).
23.6	Insolvency
(a)	A member of the Group is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
23.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised.
23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value of USD 500,000.
23.9	Winding-up
(a)	Any board resolution or shareholders’ resolution is passed by a member of the Group or any Holding Company of a member of the Group, approving any legal proceedings or other constitutional or legal procedure or step is taken in relation to the winding-up, liquidation, dissolution, administration, bankruptcy, moratorium or re-organisation (whether by way of voluntary arrangement, scheme of arrangement or otherwise) (other than on a solvent basis in respect of any member of the Group which is not the Borrower or otherwise on terms approved by the Lender) of any member of the Group or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.
23.10	Failure to Comply with Final Judgment

Any member of the Group fails to comply with in any material respect or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction.

23.11	Governmental Intervention

By or under the authority of any government, (a) the management of any member of the Group is wholly or partially displaced or the authority of any member of the Group in the conduct of its business is wholly or partially curtailed in any material respect or (b) all or a majority of the issued shares of any member of the Group or the whole or any part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired.

23.12	Security Documents

Any Security created or purported to be created by a Security Document is not or ceases to be in full force and effect in accordance with the terms of such Security Document or, if that Security Document purports to evidence a security interest, the Security so evidenced is not or ceases to be legal, valid, binding or enforceable or any Security does not or ceases to rank in priority as specified in the Security Document creating or evidencing that Security and if capable of remedy, any such unlawfulness or ceasing to be legal, valid, binding or enforceable or ceasing to be in full force and effect or ceasing to rank in priority, is not remedied on or prior to the tenth Business Day following the earlier of (i) the Lender giving notice to any Obligor or (ii) the relevant Obligor becoming aware of the unlawfulness, of the ceasing to be legal, valid, binding or enforceable or ceasing to be in full force and effect or ceasing to rank in priority.
23.13	Unlawfulness and Invalidity

At any time it is or becomes unlawful for an Obligor to perform or comply with any or all of its obligations under any of the Finance Documents to which it is a party or any of the obligations of an Obligor under any of the Finance Documents to which it is a party are not or cease to be legal, valid, binding and enforceable.

23.14	Qualification to Financial Statements

The external auditors of the Group qualify their report on any audited consolidated financial statement of the Group and such qualification is in the opinion of the Lender, material, or refuse to issue any such report.

23.15	Material Adverse Change

Any event or circumstance occurs which has or results in or is reasonably likely to have or result in a Material Adverse Effect.

23.16	Change of ownership
An Obligor (other than the Parent) ceases to be a wholly-owned Subsidiary of the Parent.

23.17	Litigation

Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes (other than of a frivolous or vexatious nature) are commenced or threatened against any member of the Group or its respective assets or there are any circumstances likely to give rise to any such litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

23.18	Repudiation

Any Obligor (or any other relevant party other than the Lender) repudiates any Finance Document or any of the Security or evidences an intention to repudiate any Finance Document or any of the Security.

23.19	Cessation of Business

Any member of the Group ceases (or threatens to cease) to carry on all or a substantial part of its business, except as a result of a Permitted Disposal or with the prior written consent of the Lender (not to be unreasonably withheld).

23.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Obligors:
(a)	cancel the Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

(d)	exercise any or all of its rights, remedies or discretions under the Finance Documents.
24.	CHANGES TO THE LENDER

Assignments and transfers by the Lender The Lender may:
(a)	assign (cederen) any of its rights; or

(b)	transfer by way of assumption of contract (contractsoverneming) its entire or part of its legal relationship, under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, but not to a fund or other party whose business is to purchase distressed debt. In the event that the Lender so assigns any of its rights or transfers its legal relationship, the Obligors shall give any assistance which the Lender reasonably requires as a result of such assignment or transfer, including (without limitation) agreeing to amend this Agreement and any other Finance Documents as the Lender and the Parent may agree. The costs of any such transfer shall not be for the account of the Obligors.
25.	CHANGES TO THE OBLIGORS

Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
26.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:
(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.	PAYMENT MECHANICS
27.1	Payments to the Lender
(a)	On each date on which the Obligors are required to make a payment under a Finance Document, the Obligors shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender specifies in writing to the relevant Obligor or the Obligor’s Agent reasonably in advance.
27.2	Distributions to the Obligors

The Lender may (with the consent of the Obligors or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Obligors in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Obligors under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
27.3	Partial payments
(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Lender shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Lender may vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Obligors.
27.4	No set-off by Obligors

All payments to be made by the Obligors under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
27.5	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
27.6	Currency of account
(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from the Obligors under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
27.7	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
27.8	Disruption to Payment Systems etc.

If either the Lender determines (in its reasonable discretion) that a Disruption Event has occurred or the Lender is notified by an Obligor that a Disruption Event has occurred:
(a)	the Lender may, and shall if requested to do so by such Obligor, consult with the Obligors with a view to agreeing with the Obligors such changes to the operation or administration of the Facilities as the Lender may deem necessary in the circumstances;

(b)	the Lender shall not be obliged to consult with the Obligors in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Lender and the Obligors shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers); and

(d)	the Lender shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, but not including any claim based on gross negligence, wilful default or fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.8.
28.	SET-OFF
(a)	The Lender may set off any matured obligation due from the Obligors under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Obligors, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by the Lender when operating a net limit in respect of any overdraft under the Overdraft Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Overdraft Facility in accordance with its terms.
29.	NOTICES
29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
29.2	Addresses

The address and fax number (and the department, officer or person, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of an Obligor, that identified with its name below; and

(b)	in the case of the Lender, that identified with its name below, or any substitute address or fax number or department, officer or person as the Party may notify to the Lender (or the Lender may notify to the relevant Obligor, if a change is made by the Lender) by not less than five Business Days’ notice.
29.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, (a) when it has been delivered at the relevant address, (b) five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, or (c) sent by overnight courier;
and, if a particular department, officer or person is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department, officer or person.

(b)	Any communication or document to be made or delivered to the Lender and an Obligor will be effective only when actually received by the Lender or such Obligor as the case may be, and then only if it is expressly marked for the attention of the department, officer or person identified with the Lender’s or the Obligor’s signature below (or any substitute department, officer or person as the Lender and the Obligor shall specify for this purpose).
29.4	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
30.	CALCULATIONS AND CERTIFICATES
30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.
30.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
33.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived with the consent of the Lender and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.
34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
35.	GOVERNING LAW

This Agreement is governed by Dutch law.
36.	ENFORCEMENT
36.1	Jurisdiction
(a)	The courts (rechtbank) of Amsterdam, The Netherlands, shall, subject to ordinary appeal (hoger beroep) and final appeal (cassatie), have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a “Dispute”).

(b)	This Clause 36 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.
37.	REPRESENTATION BY ATTORNEY

If a party to this Agreement is represented by (an) attorney(s) in connection with the execution of this Agreement or any agreement or document pursuant hereto, and the relevant power of attorney is expressed to be governed by Dutch law, such choice of law is hereby accepted by each other party to this Agreement, in accordance with Article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Parties
Part I — The Lenders

Lender	Facility	A Facility	B Overdraft Facility
	Commitment (USD)	Commitment (USD)	Commitment (USD)
New HBU II N.V.	19,250,000	27,100,000	875,000
Part II — Term Borrowers

Term Loan Borrowers	Registration number

Adventure Two S.A.	10413

Adventure Three S.A.	10414

Adventure Seven S.A.	23506

Adventure Eleven S.A.	C-111797
Part III — Overdraft Facility Borrowers

Overdraft Facility Borrowers	Registration number
Adventure Two S.A.	10413

Adventure Three S.A.	10414

Adventure Seven S.A.	23506

Adventure Eleven S.A.	C-111797
Part IV — Joint and Several Borrowers

Joint and Several Borrowers	Registration number
Adventure Two S.A.	10413

Adventure Three S.A.	10414

Adventure Seven S.A.	23506

Adventure Eleven S.A.	C-111797

SCHEDULE 2
Requests
Part I
Utilisation Request
From: [Obligor]
To: [Lender]
Dated:
Dear Sirs
FreeSeas Inc. — USD 27,000,000 rollover loan agreement dated 9 April 2008 as supplemented and/or amended by a USD 66,725,000 credit agreement dated 12 August 2008 and as amended and
restated by way of an amendment and restatement agreement dated                      2009 (the “Agreement”)
1.	We refer to the Agreement. This is an Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 4.1 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
[name of Obligor]
Part II
Selection Notice

From: [Obligor]
To: [Lender]
Dated:
Dear Sirs
FreeSeas Inc. — USD 27,000,000 rollover loan agreement dated 9 April 2008 as supplemented and/or amended by a USD 66,725,000 credit agreement dated 12 August 2008 and as amended and restated by way of an amendment and restatement agreement dated ___________________ 2009 (the “Agreement”)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2.	We refer to the following Loan[s] with an Interest Period ending on [ ]*
3.	[We request that the next Interest Period for the above Loan[s] is [ ]].
4.	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for
[name of Obligor]

*	Insert details of all Facility Loans which have an Interest Period ending on the same date.

SCHEDULE 3
Security Memorandum
Existing Security Documents before 1 September 2009:
1.	First Preferred Liberian mortgage of USD 66,725,000 on Free Maverick, dated 1 September 2008.
2.	First Preferred Marshall Islands mortgage of USD 3,700,000 on Free Destiny, dated 24 October 2005.
3.	Second Preferred Marshall Islands mortgage of USD 34,600,000 on Free Destiny, dated 17 March 2008.
4.	Third Preferred Marshall Islands mortgage of USD 66,725,000 on Free Destiny, dated 26 August 2008.
5.	First Preferred Marshall Islands mortgage of USD 6,000,000 on Free Envoy, dated 29 September 2004.
6.	Second Preferred Marshall Islands mortgage of USD 34,600,000 on Free Envoy, dated 17 March 2008.
7.	Third Preferred Marshall Islands mortgage of USD 66,725,000 on Free Envoy, dated 26 August 2008.
8.	First ranking preferred Bahamian governed deed of mortgage of USD 38,500,000 on Free Knight, dated 19 March 2008.
9.	Second ranking preferred Bahamian governed deed of mortgage on Free Knight, dated 19 March 2008.
10.	Independent Corporate Guarantee of USD 63,725,000 plus interest and costs, from FreeSeas Inc., established in Majuro, Marshall Islands.
11.	Pledge of rights and earnings under time charter contracts concluded or to be concluded, dated 12 August 2008.
12.	Pledge of rights under hull and machinery insurance policy, dated 12 August 2008.
13.	Pledge of rights under protection and indemnity risk insurance policy, dated 12 August 2008.
14.	Assignment of insurances for Free Knight, Free Envoy and Free Destiny, dated 26 August 2008, and for Free Maverick, dated 1 September 2008.
Security Documents existing after 1 September 2009:
1.	First Preferred Liberian mortgage of USD 66,725,000 on Free Maverick, dated 1 September 2008.
2.	An amendment and restatement dated on or about the Effective Date to the first preferred Liberian mortgage on Free Maverick, dated 1 September 2008.

3.	First preferred Marshall Islands mortgage on Free Destiny, dated on or about the Effective Date, which shall keep the applicable priority of existing obligations under the “renewal rule”.
4.	First preferred Marshall Islands mortgage on Free Envoy, dated on or about the Effective Date, which shall keep the applicable priority of existing obligations under the “renewal rule”.
5.	First ranking preferred Bahamian governed deed of mortgage of USD 38,500,000 on Free Knight, dated 19 March 2008.
6.	Second ranking preferred Bahamian governed deed of mortgage on Free Knight, dated 19 March 2008.
7.	Third preferred Bahamian mortgage on Free Knight, dated on or about the Effective Date.
8.	Deed of assignment (to be) entered into by Adventure Eleven S.A. on or about the Effective Date in order to secure the rights and earnings of Adventure Eleven S.A. arising out of the Free Maverick and any associated charterparties, together with any insurances and requisition compensation in relation to the Free Maverick.
9.	Deed of assignment (to be) entered into by Adventure Two S.A. on or about the Effective Date in order to secure the rights and earnings of Adventure Two S.A. arising out of the Free Destiny and any associated charterparties, together with any insurances and requisition compensation in relation to the Free Destiny.
10.	Deed of assignment (to be) entered into by Adventure Three S.A. on or about the Effective Date in order to secure the rights and earnings of Adventure Tree S.A. arising out of the Free Envoy and any associated charterparties, together with any insurances and requisition compensation in relation to the Free Envoy.
11.	Deed of assignment (to be) entered into by Adventure Seven S.A. on or about the Effective Date in order to secure the rights and earnings of Adventure Seven S.A. arising out of the Free Knight and any associated charterparties, together with any insurances and requisition compensation in relation to the Free Knight.
12.	Deed of covenants entered into by Adventure Seven S.A.
Security Documents existing after the Effective Date:
1.	First preferred Liberian mortgage granted in continuation of a prior mortgage on Free Destiny, dated on or about the Effective Date.
2.	First preferred Liberian mortgage granted in continuation of a prior mortgage on Free Envoy, dated on or about the Effective Date.
3.	Second amended and restated first preferred mortgage recorded against the FREE MAVERICK, which further amends and restates that certain first preferred mortgage dated September 1, 2008, as amended and restated by that certain amended and restated first preferred mortgage dated September 1, 2009.

4.	Security confirmation in relation to the deed of assignment (to be) entered into by Adventure Two S.A. on 15 September 2009 in order to secure the rights and earnings of Adventure Two S.A. arising out of the Free Destiny and any associated charterparties, together with any insurances and requisition compensation in relation to the Free Destiny.
5.	Security confirmation in relation to the deed of assignment (to be) entered into by Adventure Three S.A. on 15 September 2009 in order to secure the rights and earnings of Adventure Tree S.A. arising out of the Free Envoy and any associated charterparties, together with any insurances and requisition compensation in relation to the Free Envoy.
All above documents to be in form and substance satisfactory to the Lender.

SCHEDULE 4
Margin
“Margin” means:
(a)	as of 1 March 2009, in relation to any Facility A Loan, 2.25 per cent. per annum;

(b)	in relation to any Facility B Loan, 4.25 per cent. per annum;

(c)	in relation to any Overdraft Facility Utilisation, 2.25 per cent. per annum;
but if:
(i)	no Event of Default has occurred and is continuing;

(ii)	the Debt Service Cover Ratio is less than 1.00:1.00; and

(iii)	the Value to Loan Ratio in respect of the most recently completed Relevant Period is within a range set out below, then the Margin for each Loan under Facility A will be the percentage per annum set out below in the column for that Facility opposite that range:

Facility A Margin
Value to Loan Ratio	% p.a.
Less than or equal to 70%	2.25

Greater than 70%	1.30
However:
(i)	any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) falling 5 days after receipt by the Lender of the Obligors’ interim consolidated half-yearly financial statements in accordance with paragraph (b) of Clause 20.1 (Financial statements);

(ii)	a failure to deliver the information set out in paragraph (i) above, will cause the Margin for each Loan to be the highest percentage per annum set out above for a Loan under that Facility until the relevant information is delivered to the Lender;

(iii)	while an Event of Default is continuing, the Margin for each Loan shall be 1.00 per cent higher than the rate which would have been payable if no Event of Default would be outstanding; and

(iv)	for the purpose of determining the Margin, Debt Service Cover Ratio, the Value to Loan Ratio and Relevant Period shall be determined in accordance with Clause 21.2 (Financial definitions).

SCHEDULE 5
form of Compliance Certificate
To:     New HBU II N.V.
From: [•]
Dated:
Dear Sirs
FreeSeas Inc. — USD 27,000,000 rollover loan agreement dated 9 April 2008 as supplemented and/or amended by a USD 66,725,000 credit agreement dated 12 August 2008 and as amended and restated by
way of an amendment and restatement agreement dated                      2009 (the “Facility Agreement”)
We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
We confirm that:
1.	The enclosed [audited] consolidated [annual/quarterly] financial statements of the Parent give a true and fair view of the consolidated financial condition of the Group and have been prepared on the same basis as [the Business Plan [in relation to Relevant Periods ending before a Budget is delivered]/the Budget for [relevant financial year [in relation to Relevant Periods ending after a Budget has been delivered]]..
2.	The Parent is in compliance with Clause 21 (Financial Covenants) of the Facility Agreement.
3.	The Excess Cash of the Group for the financial year ending [•] is USD [•] (and calculations supporting this certification are attached).
4.	The Parent is in compliance with SCHEDULE 4 (Margin) of the Facility Agreement.
5.	We confirm that no Default is continuing.*

Signed:

	Director	Director

for and on behalf of
[name of auditors] [Annual audited financials only]

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 6
Timetables

Loans in USD
Delivery of a duly completed	U-2
Utilisation Request (Clause 5.1
(Delivery of a Utilisation Request)	11.00 a.m. Amsterdam time
or a Selection Notice (Clause 10.1
(Selection of Interest Periods))

LIBOR is fixed	Quotation Day as of 11:00 a.m. Amsterdam time

“U”	=	date of utilisation

“U — X”	=	X Business Days prior to date of utilisation

SCHEDULE 7
Existing Encumbrances
HBU
First preferred Liberian mortgage by Adventure Eleven S.A. 01 September 2008 - Free Maverick
Flag Liberia
Deed of assignment 01 September 2008
Notice of insurance assignment
Signed notice of time charter party assignment
Registered first priority mortgage by Adventure Seven S.A. (Bahamas)17 March 2008 - Free Knight
Registered second priority mortgage by Adventure Seven S.A. (Bahamas) 26 August 2008
Flag Bahamas
Deed of covenants 19 March 2008
Deed of assignment 19 March 2008
Second priority Deed of covenants 26 August 2008
Deed of assignment 26 August 2008
Notice of insurance assignment
Signed notice of time charter party assignment
First preferred mortgage by Adventure Three S.A. 29 September 2004 - Free Envoy
Second preferred mortgage by Adventure Three S.A. 17 March 2008
Third preferred mortgage by Adventure Three S.A. 26 August 2008
Flag Marshall Islands
Deed of assignment 29 September 2004
Deed of assignment 17 March 2008
Deed of assignment 26 August 2008
Notice of insurance assignment
First preferred mortgage by Adventure Two S.A. 24 October 2005
Second preferred mortgage by Adventure Two S.A. 17 March 2008
Third preferred mortgage by Adventure Two S.A. 26 August 2008
Flag Marshall Islands
Deed of assignment 24 October 2005
Deed of assignment 17 March 2008
Deed of assignment 26 August 2008
Notice of insurance assignment
Credit Suisse

Adventure Five S.A. - Free Goddess

Master Agreement Security Deed, dated 24 December 2007

Corporate Guarantee, dated 28 December 2007	FreeSeas

General Assignment, dated 28 December 2007

Charter Assignment, dated 28 December 2007
Manager’s Undertaking, dated 28 December 2007

First Preferred Marshall Islands Ship Mortgage, dated 28 December 2007	ADVENTURE FIVE S.A. in favour of CREDIT SUISSE
Master Swap Agreement	ADVENTURE FIVE S.A. — $18,200,000
Flag Marshall Islands

Adventure Six S.A. - Free Hero	FreeSeas
Master Agreement Security Deed, dated 24 December 2007

Corporate Guarantee, dated 28 December 2007
General Assignment, dated 28 December 2007
Charter Assignment, dated 28 December 2007	ADVENTURE SIX S.A. in favour of CREDIT SUISSE
Manager’s Undertaking, dated 28 December 2007	ADVENTURE SIX S.A. — $18,200,000
First Preferred Marshall Islands Ship Mortgage, dated 28 December 2007
Master Swap Agreement	FreeSeas
Flag Marshall Islands

Adventure Eight S.A. — Free Jupiter
Corporate Guarantee, dated 14 April 2008	ADVENTURE EIGHT S.A. in favour of CREDIT SUISSE
General Assignment, dated 14 April 2008	ADVENTURE EIGHT S.A.- $ 18,200,000
Charter Assignment, dated 14 April 2008
Manager’s Undertaking, dated 14 April 2008	FreeSeas
First Preferred Marshall Islands Ship Mortgage, dated 14 April 2008
Master Swap Agreement
Flag Marshall Islands
ADVENTURE TEN S.A. in favour of CREDIT SUISSE

Adventure Ten S.A. — Free Lady
Corporate Guarantee
General Assignment, dated 7 July 2008
Charter Assignment, dated 7 July 2008
Manager’s Undertaking, dated 7 July 2008
First Preferred Liberian Ship Mortgage, dated 7 July 2008
Flag Liberia
FBB
Original Agreement dated 31-03-08
First Priority Bahamian Ship Mortgage over Vessel
(Adventure Nine S.A.) 02 April 2008 - Free Impala
First Priority General Assignment of Earnings, Insurances and Requisition Compensation in respect of the Vessel 02 April 2008
Corporate Guarantee of the Corp. Guarantor (FreeSeas Inc.) 31 March 2008
Accounts Pledge Agreement in Greek language 31 March 2008
Manager’s Undertaking 31 March 2008
Flag Bahamas
First Supplemental Agreement dated 17-03-09:
Deed of Amendment of the Deed of Covenant 17 March 2009
Second Supplemental Agreement dated 03 August 2009:
Deed of Amendment of the Deed of Covenant 03 August 2009

SCHEDULE 8
Existing Financial Indebtedness
As of June 30, 2009, the company’s bank debt is analyzed as follows:

	HBU	CREDIT SUISSE	FBB	Total
December 31, 2008	$53,850	$81,750	$24,750	$160,350
Additions	0	0	0	0
Payments	(7,500)	(4,500)	(1,500)	(13,500)

June 30, 2009	$46,350	$77,250	$23,250	$146,850